Adevinta Group
Consolidated financial statements
2023

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Income Statement     1
Consolidated Statement of Comprehensive Income     2
Consolidated Statement of Financial Position     3
Consolidated Statement of Cash Flows     4
Consolidated Statement of Changes in Equity     5
Notes to Consolidated Financial Statements     6

Report of Independent Auditors
To the board of directors of Adevinta ASA
Opinion
We have audited the consolidated financial statements of Adevinta ASA (the Group), which comprise the consolidated statements of financial position as of December 31, 2023, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2023 and 2021, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Group at December 31, 2023, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2021 in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS as adopted by the European Union (EU).
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in conformity with IFRS as issued by the IASB and in conformity with IFRS as adopted by the EU, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.
Auditor’s Responsibility for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
●Exercise professional judgment and maintain professional skepticism throughout the audit.
●Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.
●Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
Other Matter
The accompanying consolidated statement of financial position as of December 31, 2022, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended and the related notes, were not audited, reviewed or compiled by us and accordingly, we express no opinion or any other form of assurance on them.

/s/ Ernst & Young AS
Oslo, Norway
May 28, 2024

CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2023	2022 (unaudited)	2021
Revenues	6	1,826	1,644	1,139

Personnel expenses	14	(526)	(483)	(368)
Other operating expenses	13	(649)	(613)	(415)
Gross operating profit (loss)		651	548	356

Depreciation and amortisation	19, 20	(300)	(300)	(156)
Share of profit (loss) of joint ventures and associates	9	(108)	(121)	(8)
Impairment loss	11	(147)	(1,722)	(22)
Other income	16	17	37	8
Other expenses	16	(150)	(149)	(148)
Operating profit (loss)		(37)	(1,707)	29

Financial income	17	40	54	14
Financial expenses	17	(111)	(103)	(78)
Profit (loss) before taxes		(107)	(1,756)	(35)

Taxes	27	(40)	(10)	(19)

Profit (loss) from continuing operations		(147)	(1,767)	(54)
Profit (loss) from discontinued operations	10	(3)	(57)	7
Profit (loss) for the period		(150)	(1,824)	(48)

Profit (loss) attributable to:
Non-controlling interests	8	8	8	6
Owners of the parent		(158)	(1,832)	(54)

Earnings per share in €:
Basic	18	(0.13)	(1.50)	(0.06)
Diluted	18	(0.13)	(1.50)	(0.06)

Earnings per share for continuing operations in €:
Basic	18	(0.13)	(1.45)	(0.06)
Diluted	18	(0.13)	(1.45)	(0.06)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2023	2022 (unaudited)	2021
Profit (loss)		(150)	(1,824)	(48)

Remeasurements of defined benefit pension liabilities	26.2.2	(2)	2	0
Income tax relating to remeasurements of defined benefit pension liabilities		0	(0)	(0)
Net gain/(loss) on cash flow hedges		–	–	56
Change in fair value of financial instruments	4	(10)	(7)	16
Income tax related to change in fair value of financial instruments		2	(2)	–
Items not to be reclassified subsequently to profit or loss		(9)	(7)	72

Exchange differences on translating foreign operations		22	31	22
Net gain/(loss) on cash flow hedges	21.5	(5)	19	7
Income tax related to cash flow hedges		1	(5)	–
Items to be reclassified subsequently to profit or loss		18	45	29

Other comprehensive income		9	37	101
Comprehensive income		(141)	(1,787)	53

Comprehensive income attributable to:
Non-controlling interests		8	6	5
Owners of the parent		(150)	(1,793)	48

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF 31 DECEMBER

		31 December	31 December
€ million	Note	2023	2022 (unaudited)
Intangible assets	19	10,563	10,880
Property, plant and equipment	20	22	28
Right-of-use assets	28	78	68
Investments in joint ventures and associates	9	273	366
Deferred tax assets	27	3	3
Non-current financial assets	21	180	239
Other non-current assets	23	22	15
Non-current assets		11,141	11,599

Income tax receivable	27	13	12
Contract assets	22	45	39
Trade receivables	22	202	157
Other current financial assets	21	46	52
Other current assets	23	94	55
Cash and cash equivalents	29	57	70
Current assets		456	385

Total assets		11,598	11,984

Paid-in equity	24	9,131	9,135
Other equity	24	(748)	(601)
Equity attributable to owners of the parent		8,383	8,534
Non-controlling interests	8	16	14
Equity		8,399	8,548

Deferred tax liabilities	27	656	757
Non-current interest-bearing borrowings	21	1.771	2,183
Non-current lease liabilities	28	65	58
Other non-current financial liabilities	21	3	4
Other non-current liabilities	25	20	25
Non-current liabilities		2,515	3,026

Current interest-bearing borrowings	21	9	9
Income tax payable	27	80	3
Current lease liabilities	28	21	20
Contract liabilities	22	71	66
Other current financial liabilities	21	72	47
Other current liabilities	25	431	265
Current liabilities		684	410

Total equity and liabilities		11,598	11,984

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2023	2022 (unaudited)	2021
CASH FLOW FROM OPERATING ACTIVITIES
Profit (loss) before taxes from continuing operations		(107)	(1,756)	(35)
Profit (loss) before taxes from discontinued operations		(3)	(28)	7
Profit (loss) before taxes		(110)	(1,785)	(28)

Depreciation, amortisation and impairment losses	11, 19, 20	447	2,054	180
Share of loss (profit) of joint ventures and associates	9	108	121	8
Dividends received from joint ventures and associates		3	3	3
Taxes paid		(54)	(60)	(92)
Sales losses (gains) on non-current assets and other non-cash losses (gains)		(6)	(23)	33
Net loss on derivative instruments at fair value through profit or loss		–	–	3
Accrued share-based payment expenses	15	44	33	32
Unrealised foreign exchange losses (gains)		(8)	(28)	2
Net interest expense and other financial expenses		78	77	60
Interest and other financial income received		7	2	1
Interest and other financial expense paid		(84)	(78)	(58)
Other non-cash items and changes in working capital and provisions (1)		42	37	52
Net cash flow from operating activities		467	352	193

Development and purchase of intangible assets and property, plant & equipment	19, 20	(120)	(89)	(77)
Acquisition of subsidiaries, net of cash acquired	10, 29	(4)	(11)	(2,181)
Proceeds from sale of intangible assets and property, plant & equipment		1	–	0
Proceeds from sale of subsidiaries, net of cash sold	10, 29	68	12	274
Net sale of (investment in) other shares		(5)	(8)	3
Net change in other investments		(3)	5	(3)
Net cash flow from investing activities		(64)	(92)	(1,983)

Net cash flow before financing activities		403	259	(1,790)

New interest-bearing loans and borrowings		–	–	2,440
Repayment of interest-bearing loans and borrowings	21	(387)	(321)	(493)
Purchase of treasury shares	24	–	(79)	(22)
Lease payments	28	(22)	(19)	(20)
Dividends paid to non-controlling interests		(7)	(10)	(8)
Net cash flow from financing activities		416	(429)	1,898

Effects of exchange rate changes on cash and cash equivalents		0	(1)	1
Net increase (decrease) in cash and cash equivalents		(13)	(170)	109

Cash and cash equivalents at start of period		70	231	131
Cash and cash equivalents attributable to assets held for sale at start of period		–	9	–
Cash and cash equivalents at end of period	29	57	70	231
Cash and cash equivalents attributable to assets held for sale at end of period		–	–	9
(1) Changes in working capital and provisions consist of changes in trade receivables, other current receivables, trade payables, other liabilities, accruals and provisions.
The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

€ million	Note	Share capital	Other paid-in equity	Hedging reserve	Retained earnings	Foreign currency transl. reserve	Share-holders’ equity	Non-controlling interests	Total

Equity as at 1 January 2021		14	136	(149)	1,355	(153)	1,203	19	1,222
Profit (loss) for the period		–	–	–	(64)	10	(54)	6	(48)
Other comprehensive income		–	–	63	26	12	102	(0)	101
Total comprehensive income		–	–	63	(37)	22	48	5	53

Costs of hedging transferred to the carrying amount of goodwill acquired in a business combination		–	–	88	–	–	88	–	88
Issue of ordinary shares as consideration for a business combination		9,023	–	–	–	–	9,023	–	9,023
Capital increase		–	–	–	–	–	–	0	0
Share-based payment	15	–	20	–	3	–	23	–	23
Changes in ownership of subsidiaries that do not result in a loss of control		–	–	–	(0)	–	(0)	0	–
Dividends paid to non-controlling interests	8	–	–	–	–	–	–	(8)	(8)
Change in treasury shares	24	–	(17)	–	–	–	(17)	–	(17)
Total transactions with the owners		9,023	3	88	3	–	9,117	(7)	9,110

Equity as at 31 December 2021		9,036	139	3	1,321	(131)	10,368	18	10,385

Profit (loss) for the period		–	–	–	(1,831)	(1)	(1,832)	8	(1,824)
Other comprehensive income		–	–	14	(7)	31	38	(1)	37
Total comprehensive income		–	–	14	(1,838)	30	(1,793)	6	(1,787)

Share-based payments	15	–	13	–	0	–	13	-	13
Dividends paid to non-controlling interests	8	–	–	–	–	–	–	(10)	(10)
Change in treasury shares	24	–	(53)	–	–	–	(53)	–	(53)
Total transactions with the owners		–	(40)	–	0	–	(40)	(10)	(50)

Equity as at 31 December 2022 (unaudited)		9,036	99	17	(517)	(101)	8,534	14	8,548

Profit (loss) for the period		–	–	–	(158)	–	(158)	8	(150)
Other comprehensive income		–	–	(4)	(9)	22	9	–	9
Total comprehensive income		–	–	(4)	(168)	22	(150)	8	(142)

Share-based payments	15	–	(18)	–	3	–	(14)	–	(14)
Dividends paid to non-controlling interests	8	–	–	–	–	–	–	(7)	(7)
Change in treasury shares	24	–	13	–	–	–	13	–	13
Total transactions with the owners		–	(4)	–	3	–	(1)	(7)	(8)

Equity as at 31 December 2023		9,036	95	13	(681)	(79)	8,383	16	8,399
The accompanying notes form an integral part of these consolidated financial statements.

Adevinta ASA
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
31 December 2023

GENERAL INFORMATION AND SIGNIFICANT CHANGES IN THE CURRENT REPORTING PERIOD
Note 1	General information and significant changes in the current reporting period

BASIS OF PREPARATION AND OTHER MATERIAL ACCOUNTING POLICIES
Note 2	Basis for preparing the consolidated financial statements, summary of other material accounting policies and new and amended standards adopted by the group
Note 3	Significant accounting judgments and major sources of estimation uncertainty
Note 4	Fair value measurement

GROUP BUSINESS, OPERATIONS AND MANAGEMENT
Note 5	Operating segments
Note 6	Revenue recognition
Note 7	Financial risk management
Note 8	Financial information on material partly-owned subsidiaries (NCI)
Note 9	Investments in joint ventures and associates

SIGNIFICANT TRANSACTIONS AND EVENTS
Note 10	Changes in the composition of the group
Note 11	Impairment assessment
Note 12	Transactions with related parties

INFORMATION ON CONSOLIDATED INCOME STATEMENT AND OCI ITEMS
Note 13	Other operating expenses
Note 14	Personnel expenses and remuneration
Note 15	Share-based payments
Note 16	Other income and expenses
Note 17	Financial items
Note 18	Earnings per share

INFORMATION ON CONSOLIDATED STATEMENT OF FINANCIAL POSITION ITEMS
Note 19	Intangible assets
Note 20	Property, plant & equipment
Note 21	Financial assets and financial liabilities
Note 22	Trade receivables and contract assets and contract liabilities
Note 23	Other non-current and current assets
Note 24	Equity
Note 25	Other non-current and current liabilities
Note 26	Provisions and contingent liabilities
Note 27	Income taxes
Note 28	Lease agreements

OTHER INFORMATION
Note 29	Supplemental information to the Consolidated statement of cash flows
Note 30	Auditor's remuneration
Note 31	Ownership
Note 32	Events after the balance sheet date and other information

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

NOTE 1: GENERAL INFORMATION AND SIGNIFICANT CHANGES IN THE CURRENT REPORTING PERIOD
The Adevinta Group (or “the Group” or “Adevinta”) was established 9 April 2019. Adevinta ASA is a public limited company and its offices are located in Grensen 5, Oslo in Norway. The shares of Adevinta ASA are listed on the Oslo Stock Exchange. The major shareholders as at 31 December 2023 are Schibsted, eBay and Permira holding 30%, 30% and 12% of voting rights, respectively (note 24). None of the parties have control over Adevinta Group.

On 21 November 2023, a voluntary offer (the “Offer”) was announced by Aurelia Bidco Norway AS (the “Offeror”) to acquire all issued and outstanding ordinary A shares (the “Shares”) in the Company. The Offer was announced by Permira and Blackstone on behalf of funds advised by Permira Advisers LLP and funds advised by The Blackstone Group International Partners LLP, as well as General Atlantic and TCV. Pursuant to the Offer, the consideration for Shares tendered will, at the election of accepting shareholders, be settled with NOK 115.0 per Share in cash, in depository receipts with indirect exposure to the Offeror, or as a combination of cash and such depository receipts, subject to certain limitations. The complete terms and conditions of the Offer are set out in an Offer document published by the Offeror and approved by the Oslo Stock Exchange on 22 December 2023. For further information on the outcome of the Offer, please see Note 32. For further information on the Offer, visit: www.abgsc.com.

Adevinta is the world’s largest online classifieds company (excluding China) based on revenues generated from online classifieds listings and advertisements, operating digital marketplaces in 10 countries. Key markets include Germany, France, Spain, Benelux, Italy, Brazil and Canada. In addition, in 2023 business was carried out in Austria, Ireland and Hungary. Changes in the composition of the Group during the period are described in note 10 and the business areas are described in note 5.
Significant changes in the current reporting period
The financial position and performance of Adevinta was particularly affected by the following events and transactions during the reporting period:

●Strong performance in Core markets (Germany, France, Spain, Benelux and Italy) resulting in 11% revenue growth (note 5) and 19% in gross operating profit.
●Revised growth trajectory for the JV in Brazil resulted in an impairment loss of €(90) million (note 9).
●The projected cash flows for the Canadian business have been adjusted downwards to reflect increased competition and negative impacts from the roll-out of a new mobile application in 2023 which resulted in an impairment loss of €(146) million (note 11).
●The Offer triggered the change in the expected manner of settlement from shares to cash on a pro-rata basis for most of the Company’s share-based awards, resulting in an increase in liabilities of €43 million with a corresponding increase in personnel costs of €(2) million (note 15) and decrease in equity of €(41) million. The offer also triggered additional external expenses of €(24) million (note 16).
●Adevinta continued reshaping its operations pursuant to acquisition of eBay Classifieds Group (eCG) in 2021. Integration of eCG required €(69) million of additional expenses. Rebranding eBay Kleinanzeigen to Kleinanzeigen triggered rebranding costs of €(15) million. The project to verticalise Adevinta’s operations based on three key pillars: Re-Commerce, Mobility, and Real Estate & Emerging Verticals triggered additional expenses of €(22) million (note 16).

The consolidated financial statements including notes for Adevinta ASA for the year 2023 were approved by the Board of Directors on 18 April 2024 and dual dated on 28, May 2024 to reflect an adjusting event as disclosed in note 16.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

NOTE 2: BASIS FOR PREPARING THE CONSOLIDATED FINANCIAL STATEMENTS, SUMMARY OF OTHER MATERIAL ACCOUNTING POLICIES AND NEW AND AMENDED STANDARDS ADOPTED BY THE GROUP
Compliance with IFRS
The consolidated financial statements of the Group are prepared and presented in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS Accounting Standards as adopted by the EU.
Basis of preparation
The consolidated financial statements have been prepared based on a historical cost basis, with the exception of:
• certain financial assets and liabilities (including derivative instruments) measured at fair value; and
• assets held for sale measured at the lower of carrying amount and fair value less costs to sell.

The material accounting policies that have been applied are disclosed in relevant notes to the consolidated financial statements.
The Group has prepared the financial statements on the basis that it will continue to operate as a going concern.
All amounts are in € million unless otherwise stated. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided.
EBITDA is defined as earnings before other income and expenses, impairment, joint ventures and associates, interest, tax and depreciation and amortisation. The measure equals gross operating profit (loss).
The consolidated statement of financial position as of December 31, 2022 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended and the related notes, were not audited, reviewed or compiled by our Independent Auditors and accordingly, our Independent Auditors expressed no opinion or any other form of assurance on them.
New and amended standards adopted by the Group
The Group applied for the first time certain standards and amendments, which are effective for annual periods beginning on or after 1 January 2023.
• Disclosure of accounting policies - Amendments to IAS 1 and IFRS Practice Statement 2
The amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgements provide guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments aim to help entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their “significant” accounting policies with a requirement to disclose their “material” accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.
The amendments have had an impact on the Group’s disclosure of accounting policy information, but not on the measurement, recognition or presentation of any items in the Group’s financial statements. The Group has tailored the accounting policy information by focusing on entity-specific information while avoiding standardised accounting policy information that only duplicates requirements in IFRS.
• International Tax Reform—Pillar Two Model Rules – Amendments to IAS 12
The amendments to IAS 12 have been introduced in response to the OECD’s BEPS Pillar Two rules and include:
●A mandatory temporary exception to the recognition and disclosure of deferred taxes arising from the jurisdictional implementation of the Pillar Two model rules; and

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
●Disclosure requirements for affected entities to help users of the financial statements better understand an entity’s exposure to Pillar Two income taxes arising from that legislation, particularly before its effective date.
The amendments have had an impact on the Group’s disclosures, but not on the measurement, recognition or presentation of any items in the Group’s financial statements.
Other IFRS amendments applied for the first time for the annual reporting period commencing 1 January 2023 did not have any impact on the amounts recognised in prior periods, have not had a significant impact in the current period nor are expected to significantly affect the future periods.
New standards and interpretations not yet adopted
The Group’s intention is to adopt relevant new and amended standards and interpretations as adopted by the IASB when they become effective before the consolidated financial statements are issued. Adevinta has not early adopted any standard, interpretation or amendment that has been issued, but is not yet effective. It is not expected that any already issued new and amended standards and interpretations, not yet effective, will have any significant impact on the consolidated financial statements of the Group when implemented.

Classification of assets and liabilities
The Group presents assets and liabilities in the statement of financial position based on current / non-current classification.
An asset is current when it is:
• Expected to be realised or intended to be sold or consumed in the normal operating cycle
• Held primarily for the purpose of trading
• Expected to be realised within twelve months after the reporting period
Or
• Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period
All other assets are classified as non-current.
A liability is current when:
• It is expected to be settled in the normal operating cycle
• It is held primarily for the purpose of trading
• It is due to be settled within twelve months after the reporting period
Or
• There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period
The Group classifies all other liabilities as non-current.
Consolidation principles
The consolidated financial statements include the parent Adevinta ASA and all subsidiaries, presented as a single economic entity. Intercompany transactions, balances and unrealised gains on transactions between group companies have been eliminated.
Subsidiaries are all entities controlled, directly or indirectly, by Adevinta ASA. The Group controls an entity when it is exposed to, or has rights to, variable returns from the involvement with the entity and has the ability to affect those returns through power over the entity. Power over an entity exists when the Group has existing rights that give it the current ability to direct the activities that significantly affect the entity’s returns.
Generally, there is a presumption that a majority of voting rights results in control. The Group considers all relevant facts and circumstances in assessing whether control exists, including contractual arrangements and potential voting rights to the extent that those are substantive.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Subsidiaries are included in the consolidated financial statements from the date Adevinta ASA effectively obtains control of the subsidiary (acquisition date) and until the date Adevinta ASA ceases to control the subsidiary.

Foreign currency translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in euros (€), which is Adevinta ASA’s functional and presentation currency.
Foreign currency transactions are translated into the entity’s functional currency on initial recognition by using the spot exchange rate at the date of the transaction. At the reporting date, assets and liabilities are translated from foreign currency to the entity’s functional currency by:
• translating monetary items using the exchange rate at the reporting date;
• translating non‑monetary items that are measured in terms of historical cost in a foreign currency using the exchange rate at the transaction date; and
• translating non‑monetary items that are measured at fair value in a foreign currency using the exchange rate at the date when the fair value was determined.
Exchange differences arising on the settlement of, or on translating monetary items not designated as, hedging instruments are recognised in profit or loss in the period in which they arise. When a gain or loss on a non‑monetary item is recognised in profit or loss, any exchange component of that gain or loss is also recognised in profit or loss.
Foreign operations are included in the consolidated financial statements by consolidation or the equity method, the results and financial position are translated from the functional currency of the foreign operation into € (the presentation currency). Assets and liabilities are translated at the closing rate at the reporting date and income and expenses are translated monthly at the average exchange rates for the month and accumulated. Resulting exchange differences are recognised in other comprehensive income until the disposal of the foreign operation.
Exchange rates are quoted from Norges Bank (norges‑bank.no), which is Norway’s central bank.
Goodwill and fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition of a foreign operation are treated as assets and liabilities of that foreign operation. They are therefore expressed in the functional currency of the foreign operation and translated at the closing rate at the reporting date.

NOTE 3: SIGNIFICANT ACCOUNTING JUDGMENTS AND MAJOR SOURCES OF ESTIMATION UNCERTAINTY
The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, the accompanying disclosures and the disclosure of contingent liabilities.
Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Management also needs to exercise judgement in applying the Group’s accounting policies. The most important areas where judgments and estimates are having an impact are listed below. Detailed information of these estimates and judgements is included in the relevant notes.

Significant estimates:
• Calculation of value in use in testing for impairment of goodwill and other intangible assets (note 11)

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
• Fair value of share‑based awards (note 15)
• Useful lives of the intangible assets (note 19)

Significant judgements:
• Principal/agent assessment for transactional services provided (note 6)
• Expected manner of settlement of share-based awards and accounting approach for changes in the expected manner of settlement (note 15)
• Classification of other income and expenses as not being considered by management to be reliable indicators of underlying operations (note 16)
• Capitalisation of development costs (note 19)
• Recognition of deferred tax assets for tax losses carried forward (note 27)

NOTE 4: FAIR VALUE MEASUREMENT
Fair value of financial instruments is based on quoted prices at the reporting date in an active market if such markets exist. If an active market does not exist, fair value is established by using valuation techniques that are expected to provide a reliable estimate of the fair value. The fair value of listed securities is based on current bid prices. The fair value of unlisted securities is based on cash flows discounted using an applicable risk‑free market interest rate and a risk premium specific to the unlisted securities. Fair value of forward contracts is estimated based on the difference between the spot forward price of the contracts and the closing rate at the reporting date. The forward rate addition and deduction is recognised as interest income or interest expense. Fair value of interest and currency swaps is estimated based on discounted cash flows, where future interest rates are derived from market‑based future rates.
Changes in fair value recognised in other comprehensive income are presented in “Changes in fair value of financial instruments” or in “Net gain/(loss) on cash flow hedges” line items. Changes in fair value recognised in profit or loss are presented in “Financial income” and “Financial expenses” line items.
Financial assets and liabilities measured at fair value are classified according to the reliability of the inputs used in determining fair value:
Level 1: Valuation based on quoted market prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: Valuation based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).
Level 3: If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3.
Adevinta’s financial assets (positive amounts) and liabilities (negative amounts) measured at fair value, analysed by valuation method:

31 December 2023	Level 2	Level 3	Total
Cross‑currency interest rate swap (note 21.5)	16	–	16
Equity instruments at fair value through OCI (note 21.3)	–	26	26
Contingent consideration related to business combinations and non-controlling interests’ put options (note 21.6)	–	(5)	(5)

31 December 2022 (unaudited)	Level 2	Level 3	Total
Cross‑currency interest rate swap (note 21.5)	66	–	66

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Equity instruments at fair value through OCI (note 21.3)	–	33	33
Contingent consideration related to business combinations and non-controlling interests’ put options (note 21.6)	–	(6)	(6)

Specific valuation techniques used to value financial instruments include:
• for interest rate swaps – the present value of the estimated future cash flows based on observable yield curves
• for foreign currency forwards – the present value of future cash flows based on the forward exchange rates at the reporting date.

Changes in level 3 instruments:

	2023	2022 (unaudited)
Net carrying amount 1 January	27	26
Additions	6	7
Disposals	(3)	(3)
Settlements	2	4
Changes in fair value recognised in other comprehensive income	(10)	(7)
Change in fair value recognised in profit or loss	–	–
Net carrying amount 31 December	21	27

Significant unobservable inputs used in level 3 fair value measurements for unlisted equity securities were based on the results of the new financing rounds offered to third parties.

NOTE 5: OPERATING SEGMENTS
Policy
The operating segments correspond to the management structure and the internal reporting to the Group’s chief operating decision maker, identified as the CEO. The operating segments reflect an allocation based on geographical location.

The reportable segments are France, mobile.de, European Markets and International Markets as reportable operating segments.
• France comprises primarily Leboncoin, Agriaffaires, MachineryZone, Truckscorner, Avendrealouer, Videdressing, Locasun, PayCar and Groupe Argus.
• Mobile.de comprises mobile.de and Null-Leasing in Germany.
• European Markets comprises primarily Kleinanzeigen (2022: eBay Kleinanzeigen, see note 16) in Germany, Markplaats, 2ememain and 2dehands in Benelux, InfoJobs, Coches, Motos, Fotocasa, Habitaclia and Milanuncios in Spain, Subito, Infojobs and Automobile in Italy, Daft, Done Deal and Adverts in Ireland, Hasznaltauto, Jofogas and Autonavigator in Hungary (sold in Q3 2023) and Kufar in Belarus (sold in Q2 2022). While the CEO receives separate reports for each region, the markets have been aggregated into one reportable segment as they have similar economic risks as well as similar nature of services provided, distribution methods and typology of customers.
• International Markets comprises Segundamano and Vivanuncios in Mexico (sold in Q3 2022), Kijiji in Canada, Infojobs Brazil in Brazil (sold in Q1 2022) and Gumtree in other countries (Ireland, Singapore and Argentina).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Other/Headquarters comprises Adevinta’s shareholder and central functions including central product and technology development.
Eliminations comprise reconciling items related to intersegment sales. Transactions between operating segments are conducted at arm’s length.

See note 6 for disaggregated revenue per reportable segment.

Revenues and profit (loss) by operating segments

2023	France	Mobile.de	European Markets	International Markets	Other / Headquarters	Eliminations	Total
€ million
Revenues from external parties	548	432	744	90	12	–	1,826
Revenues from other segments	2	(33)	35	–	(2)	(2)	–
Revenues	550	399	779	90	11	(2)	1,826
Gross operating profit (loss)	241	239	321	43	(193)	–	651

2022 (unaudited)	France	Mobile.de	European Markets	International Markets	Other / Headquarters	Eliminations	Total
€ million
Revenues from external parties	492	342	681	114	14	–	1,644
Revenues from other segments	2	(25)	27	0	1	(5)	–
Revenues	494	317	708	114	15	(5)	1,644
Gross operating profit (loss)	227	175	289	49	(192)	–	548

2021	France	Mobile.de	European Markets	International Markets	Disposals	Other / Headquarters	Eliminations	Total
€ million
Revenues from external parties	451	151	458	67	3	9	–	1,139
Revenues from other segments	2	(11)	13	0	–	(0)	(4)	–
Revenues	453	141	470	67	3	9	(4)	1,139
Gross operating profit (loss)	214	79	171	21	(5)	(122)	–	356

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Revenues and non‑current assets by geographical areas
In presenting geographical information, attribution of revenues is based on the location of the companies. There are no significant differences between the attribution of revenues based on the location of companies and an attribution based on the location of customers. Revenues presented in the table below are revenues from external customers. Non‑current assets are attributed based on the geographical location of the assets.

	2023	2022 (unaudited)	2021
Revenues
France	548	492	451
Germany	653	549	246
Spain	230	217	192
Other Europe	306	272	183
Other countries	90	114	67
Total	1,826	1,644	1,139
Non-current assets
France	1,231	1,233	1,238
Germany	7,212	7,310	8,313
Spain	679	661	664
Other Europe	1,276	1,326	1,400
Other countries	560	828	1,674
Total	10,958	11,357	13,289

The non‑current assets comprise assets, excluding deferred tax assets and financial instruments, expected to be recovered more than twelve months after the reporting period. Other Europe consist primarily of Adevinta’s businesses in the Netherlands and Italy. Other countries consist primarily of Adevinta’s businesses in Canada and Brazil.

NOTE 6: REVENUE RECOGNITION
Policy
Adevinta recognises revenue to depict the transfer of promised goods or services to customers that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the transaction price agreed under the contract.
Adevinta has applied the following principles for the timing of revenue recognition for the different categories of products and services:
Advertising
Advertising revenues are from sales of advertisement space on online sites. Advertising revenues are recognised as the ads are displayed over the specified period of time.
Classifieds
Classified revenues mainly include sales of classified ad listings and related features on the Group’s online marketplaces.
Classifieds revenues are recognised over the contract period where ads are displayed on the Group’s marketplaces. Listing fees in contracts entitling the customer to have an ad displayed for a defined maximum period of time are recognised over that period. Revenue from premium products that are active for a defined maximum period is recognised over that period. Revenue from other premium products

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
benefiting the customer in a pattern similar to that of a listing fee is recognised over the applicable period similar to listing fees.
Transactional services
The transactional services offer payment facilitation and delivery. Adevinta engages third parties to provide these services and assesses whether it is acting as an agent or a principal based on the terms of each arrangement with the service providers. Where Adevinta does not have control over the service before it is being transferred to the customer, Adevinta is acting as an agent and recognises revenue at the net amount that is retained for these arrangements. Conversely, where Adevinta has control over the service before it is being transferred to the customer, Adevinta is acting as a principal and recognises revenue at the gross amount.
Revenue is recognised at a point in time (i.e., upon receipt of the customer of the delivery or upon the completion of the payment facilitation).
Contract costs
Adevinta applies the optional practical expedient to immediately expense incremental commission fees paid to obtain a contract if the amortisation period of the asset that would have been recognised is one year or less. If this is the case, sales commissions are immediately recognised as an expense and included as part of other operating expenses.
Significant judgment
Adevinta regards itself as primarily responsible and controls the promised service before it is transferred to the customer, when it has full discretion in setting the price for the service and when it has employees dedicated to providing customer support and complaint resolution directly to the customer in respect of promised services.

Revenue from contracts with customers

	2023	2022 (unaudited)	2021
Revenue from contract with customers	1,815	1,632	1,133
Other revenues	11	12	6
Revenues	1,826	1,644	1,139

Contracts with customers typically have a contract period of one year or less and do not contain significant variable consideration.
Revenue is measured at the transaction price agreed under the contract. Adevinta does not have any contracts where the period between the transfer of the promised services to the customer and payment by the customer exceeds one year. As a consequence, Adevinta does not adjust any of the transaction prices for the time value of money.
Adevinta has no significant obligations for refunds, warranties or other similar obligations.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Disaggregation of revenues
In the following table, revenue is disaggregated by category

2023	France	Mobile.de	European Markets	International Markets	Other / Headquarters	Total
€ million
Classified revenues	413	408	510	69	–	1,399
Advertising revenues	62	24	204	21	2	312
Transactional revenues	73	0	30	–	–	103
Revenues from contracts with customers	548	432	743	90	2	1,815

Revenues from lease contracts, services provided to sold companies and others	0	–	1	–	11	11
Total revenue	548	432	744	90	12	1,826

2022 (unaudited)	France	Mobile.de	European Markets	International Markets	Other / Headquarters	Total
€ million
Classified revenues	371	315	456	84	–	1,226
Advertising revenues	67	28	209	30	4	337
Transactional revenues	53	–	15	0	–	69
Revenues from contracts with customers	492	342	680	114	4	1,632

Revenues from lease contracts, services provided to sold companies and others	0	–	1	0	11	12
Total revenue	492	342	681	114	14	1,644

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

2021	France	Mobile.de	European Markets	International Markets	Disposals	Other / Headquarters	Total
€ million
Classified revenues	343	136	321	48	1	–	849
Advertising revenues	69	15	131	19	2	4	240
Transactional revenues	38	–	5	–	0	–	44
Revenues from contracts with customers	451	151	457	67	3	4	1,133

Revenues from lease contracts, government grants and others	0	–	1	0	0	5	6
Total revenue	451	151	458	67	3	9	1,139

Value-added services (includes adjacent services integrated inside the user journey, such as: financing and insurance partnerships (for Cars and RE) and headhunting and learning/experience lab (for Jobs), that are not directly related to the Classifieds products) revenues are reported within Online classifieds revenues.

NOTE 7: FINANCIAL RISK MANAGEMENT
Capital management and funding
Adevinta’s financial risk management is predominantly controlled by a central treasury department (Corporate Finance & Risk) under policies approved by the board of directors. Adevinta’s approach to risk management includes identifying, evaluating and managing risk in all activities using a top‑down approach.
Adevinta’s strategy and vision imply a high rate of change and development of Adevinta’s operations. Where all relevant criteria are met, hedge accounting is applied to remove the accounting mismatch between the hedging instrument and the hedged item. This will effectively result in recognising interest expense at a fixed interest rate for the hedged floating rate loans and at a fixed foreign currency rate for the hedged foreign currency loans and purchase consideration at the fixed foreign currency rate for the highly probable purchase of services.
Adevinta’s capital structure must be sufficiently robust in order to maintain the desired investment level and to pursue growth opportunities based on strict capital allocation criteria. The financial policy in this respect is to maintain a liquidity reserve at least equal to 10% of the next twelve months (NTM) revenues.

€ million	31 December 2023	31 December 2022 (unaudited)
Non-current interest-bearing borrowings (note 21)	1,771	2,183
Non-current lease liabilities (note 28)	65	58
Current interest-bearing borrowings (note 21)	9	9
Current lease liabilities (note 28)	21	20
Cash and cash equivalents (note 29)	(57)	(70)
Net interest-bearing debt	1,809	2,199
Equity	8,415	8,548
Net gearing (net interest‑bearing debt/equity)	0.2	0.3

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Adevinta’s financing agreements contain certain covenants. The Senior Facilities Agreement requires a maintenance covenant to be tested if drawings under the revolving facility exceed 40% of the revolving credit facility commitments. During the testing period, Adevinta must ensure that the Senior Secured Net Leverage Ratio does not exceed 7.12:1. The Consolidated Senior Secured Net Leverage Ratio is calculated as the sum of the Senior Secured Debt minus Cash and Cash equivalents divided by consolidated gross operating profit (EBITDA) on a pro forma basis. Consolidated EBITDA considers the last 12 months’ consolidated EBITDA on a pro forma basis, adjusted by synergies, IFRS 2 changes and other adjustments.
The financing agreements include Change of Control (CoC) provisions that requires Adevinta to make an offer to repurchase the Senior Secured Notes outstanding at a price equal to 101% of the principal amount of the Senior Secured Notes outstanding, plus accrued and unpaid interest, if any, to the date of repurchase, and in the case of the term loans and revolving facility loans, a lender is entitled to require a prepayment of its participation in the outstanding loans (together with accrued interest and all other amounts accrued under the financing agreements to that lender) and cancel its commitments under the term loan facility and revolving facility. Adevinta will not be required to make a CoC offer for the Senior Secured Notes if the Senior Secured Notes are irrevocably and unconditionally called for redemption. The Offeror has, in the Stock Exchange Announcement dated 21 November 2023 announcing the voluntary offer, disclosed that it, following completion of the Offer and subject to satisfaction of the closing conditions, intends to redeem the outstanding notional of the Company's €660 million 2.625% Senior Secured Notes due 2025 (the “2025 Senior Secured Notes”) and the €400 million 3% Senior Secured Notes due 2027 (the “2027 Senior Secured Notes”) and repay and cancel the outstanding notional of the Company’s €761 million senior facilities due 2028, plus accrued interest. Prior to November 15, 2024, the 2025 Senior Secured Notes may be redeemed at a redemption price equal to 100.65625% of the principal amount, and the 2027 Senior Secured Notes may be redeemed at a redemption price equal to 101.5% of the principal amount, in each case plus accrued and unpaid interest, if any, to the date of redemption. Otherwise, the Company has sufficient liquidity and credit availability to meet its upcoming debt obligations.
Additionally, Adevinta’s financing agreements include incurrence covenants that need to be tested in particular scenarios, such as incurring new debt, selling assets or restricted payments among other scenarios. Unlimited distributions are permitted if the Consolidated Leverage Ratio is below 4.25:1 calculated on a pro forma basis. The agreement includes restricted payments, such as payment of dividends, share repurchases and general investments. However, there are carve outs for certain restricted payments to be allowed or if the total aggregate amount does not exceed the greater of €300 million and 50% of consolidated EBITDA.
Additionally, there are some limitations regarding sales of assets with purchase price above the greater of €150 million and 20% of consolidated EBITDA, except in the case of a permitted asset swap. The agreement requires that at least 75% of the transferred consideration should be in cash, cash equivalents, the assumption by the purchaser of the Group’s debt, replacement assets, any designated non‑cash consideration provided that the aggregate fair market value of such does not exceed the greater of €175 million and 25% of consolidated EBITDA or a combination of the above.
There have been no breaches of the financial covenants of any interest-bearing loans and borrowings in the current period.

Financial risks
Adevinta is exposed to financial risks, such as currency risk, interest‑rate risk, credit risk and liquidity risk. Adevinta’s exposure to financial risks is managed in accordance with the financial policy.

Currency risk
Adevinta has Euro as its presentation currency, but through its operations in other currencies is also exposed to fluctuations in foreign currency exchange rates. Adevinta has currency risks linked to both balance sheet monetary items and net investments in foreign operations. The largest currency exposures for Adevinta relate to fluctuations in US dollar (USD), Brazilian real (BRL) and Canadian dollar (CAD).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

The main exposures from financial instruments at 31 December (being either the notional amounts and unpaid interest, if applicable, of the exposed items or the notional amounts of hedging instruments), expressed in € million were as follows:

	2023			2022 (unaudited)
	BRL	CAD	USD	BRL	CAD	USD
Term loan (USD)	–	–	(189)	–	–	(467)
Loan issued (BRL) (note 21)	159	–	–	129	–	–
Vendor loan note issued (USD) (note 21)	–	–	–	–	–	42
Cross‑currency swaps EUR/USD (cash flow derivative)	–	–	189	–	–	467
Foreign currency forwards in relation to VLN (cash flow hedge)	–	–	–	–	–	(42)
Foreign currency forwards in relation to highly probable purchase of services and royalty income (cash flow hedges)	–	(34)	–	–	(36)	–
Foreign currency forwards in relation to highly probable purchase of services (hedge accounting not applied)	–	–	20	–	–	28

In 2023, the aggregate net foreign exchange gain recognised in profit or loss amounted to €8 million (2022 (unaudited): gain of €28 million, 2021: loss of €2 million).
Instruments used by the Group
Foreign exchange risk arises from future commercial transactions and recognised assets and liabilities denominated in a currency that is not the functional currency of the relevant Group entity. The risk is measured through a forecast of highly probable expenditures and receivables in foreign currencies. Material exposures are hedged to minimise volatility, subject to hedging costs and probability of forecasted expenditures and receivables.
Foreign exchange forward contracts are designated as hedging instruments in cash flow hedges of forecast sales in Canadian dollars and USD dollars and forecast purchases in US dollars. These forecast transactions are highly probable. The foreign exchange forward contract balances vary with the level of expected foreign currency sales and purchases and changes in foreign exchange forward rates.
Effects of hedge accounting on the financial position and performance
The effects of the foreign currency‑related hedging instruments on the Group’s statement of financial position and income statement and statement of other comprehensive income were immaterial for 2023, 2022 and 2021 except for the effects of the cross-currency swaps which are disclosed further below (see Interest rate risk).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Sensitivity
As shown in the table above, the group is primarily exposed to changes in USD/EUR, BRL/EUR and CAD/EUR exchange rates. The table below illustrates the sensitivity of the income statement to changes in the exchange rates, where cash flows are not hedged:

	Impact on profit or loss
	2023 € million	2022 (unaudited) € million	2021 € million
USD/EUR exchange rate – increase 10%	(2)	(3)	1
USD/EUR exchange rate – decrease 10%	2	3	(1)
BRL/EUR exchange rate – increase 10%	16	13	15
BRL/EUR exchange rate – decrease 10%	(16)	(13)	(15)

The sensitivity of the income statement to changes in the exchange rates arises mainly from the Brazilian real denominated financial instruments. The Group’s exposure to other foreign exchange movements is not material due to hedging.

The sensitivity of equity to changes in the exchange rates could arise from USD TLB where cash flow hedge is used. Any impact from foreign exchange rate movements on USD TLB would be offset by the impact from the related changes in the fair value of the hedging instrument, hence the total impact on equity would not be significant in 2023, 2022 and 2021.

Interest rate risk
Adevinta’s main interest rate risk arises from long‑term interest‑bearing liabilities and assets with variable rates, which expose the Group to cash flow interest rate risk. The Group has a mix of fixed and floating rate borrowings and makes use of interest rate derivatives to mitigate interest rate risks from the US dollar tranche of Term Loan B.
During 2023 and 2022, the Group was exposed to variable interest rates on its Euro denominated Senior Secured Facilities (EUR TLB) and USD denominated Senior Secured Facilities (USD TLB). Group borrowings that are exposed to fluctuations in interest rates at the end of each reporting period, prior to hedging arrangements are as follows in notional amounts (€ million):

	31 December 2023	31 December 2022 (unaudited)
Variable interest rate borrowings (EUR TLB and USD TLB)	774	1,202
Total borrowings	1,834	2,262
Variable borrowings as % of total borrowings	42%	53%

The variable interest rate borrowings represents the notional amount. These are shown as a percentage of the total notional amount of borrowings outstanding.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

During 2023 and 2022, the Group’s loan issued at variable interest rates was denominated in BRL. The exposure of the Group’s loan issued to interest rate changes at the end of each reporting period are as follows in notional amounts (€ million):

	31 December 2023	31 December 2022 (unaudited)
Loan issued at variable rates	132	122
Total loans issued	151	140
Loan issued at variable rates as % of total loans issued	87%	87%

Instruments used by the Group
In 2021, to manage the interest rate exposure arising from the US dollar tranche of Term Loan B, Adevinta entered into a cross‑currency interest rate swap. The cross-currency interest rate swap contracts require settlement of net interest receivable or payable every 90 days plus the 0.25% quarterly notional amortisation. The settlement dates coincide with the dates on which interest and notional amortisation are payable on the underlying debt.
At 31 December 2023 interest rate swaps covered approximately 24% (2022: 38%) of the variable interest loan principal outstanding. The fixed interest rate of the swap is 3.169% (30/360 interest convention) and the variable rate of the loan is priced based on USD Libor floored at 0.75% plus a margin subject to a leverage ratchet in the range between 2.75% and 3.00% (2022 and 2021: 2.75% and 3.00%). From June 2023, USD Libor was replaced with the secured overnight financing rate (“SOFR”) plus a credit adjustment spread, subject to a floor of zero where the aggregate of SOFR plus credit adjustment spread is less than zero.
Effects of hedge accounting on the financial position and performance
The effects of the cross‑currency interest rate swaps on the Group’s statement of financial position and income statement and statement of other comprehensive income are as follows:

	2023	2022 (unaudited)	2021
Cross-currency interest rate swaps:
Carrying amount (non-current asset) (€ million) 31 December	16	66	17
Notional amount (€ million) 31 December	189	467	445
Maturity date	2024	2024	2024
Hedge ratio	1.00:1	1.09:1	1.09:1
Change in fair value of outstanding hedging instruments since 1 January	12	49	20
Weighted average hedged interest rate for the year	3.2%	3.2%	3.2%

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Sensitivity
The income statement is sensitive to higher/lower interest expense as a result of changes in interest rates for interest-bearing borrowings with floating interest rates where cash flows are not hedged. Further details on these borrowings are provided in note 21.4. The table below illustrates the sensitivity of the income statement to changes in the floating interest rate on borrowings, remaining unchanged the principal amount as at 31 December.

	Impact on profit or loss
	2023 € million	2022 (unaudited) € million	2021 € million
Interest rate – increase by 1%	(6)	(7)	(4)
Interest rate – decrease by 1% (*)	6	7	–
* Floor at 0% Euribor facilities.

The income statement is sensitive to higher/lower interest income as a result of changes in interest rates for loans issued with floating rates where cash flows are not hedged. Further details on these loans issued are provided in note 21.3. The table below illustrates the sensitivity of the income statement to changes in the floating interest rate on loan receivables remaining unchanged the principal amount as at 31 December.

	Impact on profit or loss
	2023 € million	2022 (unaudited) € million	2021 € million
Interest rate – increase by 1%	1	1	2)
Interest rate – decrease by 1%	(1)	(1)	(2)

Credit risk
Credit risk arises from cash and cash equivalents, contractual cash flows of debt investments carried at amortised cost, favourable derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables.
Trade receivables are distributed over new and regular customers. Trade receivables consist of receivables from advertisements and other sales. Credit risk will vary among countries in which Adevinta operates. In total the credit risk is considered as low. Net carrying amount of Adevinta’s financial assets, except for equity instruments, represents maximum credit exposure and is disclosed in note 21. Adevinta’s trade receivables are disclosed in note 22.
Liquidity risk
Liquidity risk is the risk that Adevinta is not able to meet its payment obligations. Adevinta has strong cash flow from operating activities and the liquidity risk is considered low as the liquidity reserve is kept well above 10% of NTM (next 12 months) revenues. As of 31 December 2023, Adevinta had a liquidity reserve of €507 million, corresponding to 28% of revenues (31 December 2022 (unaudited): €520 million corresponding to 32% of revenues, 31 December 2021: €531 million corresponding to 47% of revenues), and net interest‑bearing debt was €1,809 million (31 December 2022 (unaudited): €2,199 million, 31 December 2021: €2,324 million).
Prudent liquidity risk management implies maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the dynamic nature of the underlying businesses, the

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Corporate Finance & Risk team manages flexibility in funding by maintaining availability under committed credit lines.

Management monitors rolling forecasts of the Group’s liquidity reserve (comprising the undrawn borrowing facilities) and cash and cash equivalents on the basis of expected cash flows. In addition, the Group’s liquidity management policy involves projecting cash flows in major currencies and considering the level of liquid assets necessary to meet these, monitoring liquidity ratios against internal and external regulatory requirements and maintaining debt financing plans.
Financing arrangements
At 31 December 2023, Adevinta had a €450 million undrawn revolving credit facility (31 December 2022 (unaudited): €450 million). Subject to the continuance of financial conditions, this facility may be drawn at any time in multiple currencies and has a remaining maturity of 2.5 years.
Maturities of financial liabilities
The tables below analyses the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities for all non‑derivative financial liabilities and net and gross settled derivative financial instruments for which the contractual maturities are essential for an understanding of the timing of the cash flows.
The amounts disclosed in the tables are the contractual undiscounted cash flows including principal and interests. For interest rate swaps, the cash flows have been estimated using the last interest rate applicable at the end of the reporting period.

Contractual maturities of financial liabilities At 31 December 2023	Less than 3 months	3-12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount (assets) / liabilities
Non-derivatives
Trade payables	68	–	–	–	–	–	68
Borrowings	15	73	748	1,321	0	2,157	1,780
Lease liabilities	6	17	19	41	12	95	86

Derivatives
Gross settled (foreign currency forwards and interest rate swaps – cash flow hedge)	(3)	(15)	0	0	0	(18)	(16)
(Inflow)	(11)	(238)	0	0	0	(249)	(16)
Outflow	8	223	0	0	0	231	–

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Contractual maturities of financial liabilities At 31 December 2022 (unaudited)	Less than 3 months	3-12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount (assets) / liabilities
Non-derivatives
Trade payables	43	–	–	–	–	–	43
Borrowings	19	89	88	1,347	1,234	2,777	2,193
Lease liabilities	5	15	18	35	9	82	78

Derivatives
Gross settled (foreign currency forwards and interest rate swaps – cash flow hedge)	(6)	(18)	(57)	–	–	(81)	(67)
(Inflow)	(65)	(80)	(480)	–	–	(626)	67
Outflow	59	63	423	–	–	545	–

Please see the section Capital management and funding above for implications of the Offer on Adevinta’s outstanding debt.

NOTE 8: FINANCIAL INFORMATION ON PARTLY-OWNED SUBSIDIARIES

		2023
	Location	Non-controlling interest (%)	Profit (loss) attributable to NCI	Dividends paid to NCI	Accumulated NCI
Distilled SCH group	Dublin, Ireland	50.00%	8	(7)	16
Infojobs Brasil Atividades de Internet Ltda	São Paulo, Brazil	23.77%	–	–	–
Total			8	(7)	16

	2022 (unaudited)
	Location	Non-controlling interest (%)	Profit (loss) attributable to NCI	Dividends paid to NCI	Other	Accumulated NCI
Distilled SCH group	Dublin, Ireland	50.00%	7	(10)	(0)	14
Infojobs Brasil Atividades de Internet Ltda	São Paulo, Brazil	23.77%	1	–	(1)	0
Total			8	(10)	(1)	14

2021

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

	Location	Non-controlling interest (%)	Profit (loss) attributable to NCI	Dividends paid to NCI	Other	Accumulated NCI
Distilled SCH group	Dublin, Ireland	50.00%	6	(8)	–	18
Infojobs Brasil Atividades de Internet Ltda	São Paulo, Brazil	23.77%	(0)	–	0	(0)
Total			6	(8)	(0)	18

There are no material subsidiaries with non‑controlling interest and hence no financial information is disclosed.

NOTE 9: INVESTMENTS IN JOINT VENTURES AND ASSOCIATES
Policy
Adevinta’s share of the investee’s profit or loss is recognised in profit or loss and the share of changes in other comprehensive income is recognised in other comprehensive income with a corresponding adjustment to the carrying amount of the investment.
The carrying amount of equity‑accounted investments is tested for impairment in accordance with the policy described in note 11.
Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is not tested for impairment separately. Thus, reversals of impairments may effectively include reversal of goodwill impairments. Impairments and reversals are presented within “Share of profit (loss) of joint ventures and associates” in the income statement.
An associate is an entity over which Adevinta, directly or indirectly through subsidiaries, has significant influence. Significant influence is normally presumed to exist when Adevinta controls 20% or more of the voting power of the investee. Significant influence can also be demonstrated when the Group is entitled to be a Board member, even if ownership interest is below 20%.

Changes in ownership
If Adevinta’s ownership interest in a joint venture or an associate is reduced, but joint control or significant influence is retained, a gain or loss from the partial disposal is recognised in profit or loss. The retained interest is not remeasured. Only a proportionate share of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

	2023		2022 (unaudited)
Development in net carrying amount	Joint ventures	Associates	Total	Joint ventures	Associates	Total
As at 1 January	331	35	366	337	33	370
Disposal	–	(0)	(0)	–	–	–
Partial conversion of the loan (note 17)	1	–	1	76	–	76
Share of profit / (loss)	(104)	(4)	(108)	(119)	(2)	(121)
Gain	–	2	2	–	4	4
Dividends received and capital repayments	(3)	–	(3)	(3)	(0)	(3)

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Translation differences	16	(1)	16	39	1	40
As at 31 December	241	32	273	331	35	366

In 2023 the share of loss of joint ventures was mainly driven by an impairment loss of €(90) million related to the JV in Brazil, mostly attributable to a revised growth trajectory of the business. In 2022 the share of loss of joint ventures was mainly driven by an impairment loss of €(80) million (unaudited), also attributable to a revised growth trajectory of the business accompanied by increased market interest rates affecting the WACC applied for impairment assessment, and a decrease in deferred tax assets of €(16) million after reassessing their recoverability related to the JV in Brazil. The impairment assessment for 2023 and 2022 was done based on value in use calculations using a discount rate of 15.9% and 15.6%, respectively.

The carrying amount of investments in joint ventures and associates comprises the following investments:

		2023			2022 (unaudited)
	Country of incorporation	Interest held	Joint ventures	Associates	Interest held	Joint ventures	Associates
Silver Brazil JVCO BV	Netherlands	50.0%	231	–	50.0%	321	–
willhaben internet service GmbH	Austria	50.0%	10	–	50.0%	9	–
Younited SA	France	7.6%	–	14	7.8%	–	17
703 Search BV	Netherlands	31.5%	–	18	31.5%	–	18
Carrying amount as at 31 December			241	32		331	35

Description of the business of the joint ventures and associates:
Silver Brazil JVCO BV	Operates online classified sites in Brazil (olx.com.br, Anapro.com.br, suahouse.com, datazap.com.br, fipezap.com.br, zap.com.br, vivareal.com.br, conectaimobi.com.br, geoimóvel.com.br, infoprop.com.br and sohtec.com.br)
willhaben internet service GmbH	Operates online classified sites in Austria (willhaben.at, car4you.at and autopro24.at)
Younited SA	Operates peer-to-peer lending marketplaces in France, Italy and Spain (younited-credit.com, it.younited-credit.com and es.younited-credit.com)
703 Search BV	Operates as a holding company for the equity investment in Carousell and does not carry out any trading activities

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

The following table sets forth summarised financial information for Silver Brazil, the only material joint venture of the Group, as at 31 December:

	2023	2022 (unaudited)	2021
Income statement and statement of comprehensive income:
Operating revenues	165	160	120
Depreciation and amortisation	(17)	(15)	(13)
Interest income	12	7	1
Interest expense	(68)	(56)	(19)
Taxes	(14)	(27)	4
Profit (loss)	(36)	(84)	(18)
Profit (loss) attributable to owners of the parent	(36)	(84)	(18)
Total comprehensive income attributable to owners of the parent	(36)	(84)	(18)
Share of profit (loss) before impairment of the investment in the joint venture	(18)	(42)	(9)
Impairment of the investment in the joint venture	(90)	(80)	–
Share of profit (loss)	(108)	(122)	(9)
Share of total comprehensive income	(108)	(122)	(9)
Statement of financial position:
Goodwill	420	397	349
Other non-current assets	164	174	151
Other current assets	35	30	22
Cash and cash equivalents	34	21	28
Non-current financial liabilities (excluding trade and other payables)	(319)	(284)	(332)
Other non-current liabilities	(13)	(33)	(28)
Other current liabilities	(95)	(56)	(33)
Net assets / (liabilities)	226	249	158
Share of net assets / (liabilities)	113	124	79
Goodwill	292	278	250
Impairment of the investment in the joint venture	(174)	(80)	–
Carrying amount as at 31 December	231	321	329

NOTE 10: CHANGES IN THE COMPOSITION OF THE GROUP
Policy
Discontinued operations
A discontinued operation is a component of the Group that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operation, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the income statement.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
BUSINESS COMBINATIONS
On 25 June 2021, Adevinta completed the acquisition of eBay Classifieds Group (eCG), a leading digital classifieds brand across 13 countries, including Germany, Denmark (subsequently sold immediately after closing, see below), Canada, the Netherlands, Belgium, the United Kingdom and Australia. Adevinta and eBay Classifieds are highly complementary businesses and Adevinta expects to benefit from synergies, including across vertical and generalist online classifieds sites.
The table below summarises the consideration transferred:

€ million
Consideration:
Cash	2,153
Adevinta’s shares issued	9,023
Cash flow hedge reserve released	88
Consideration transferred	11,264

The consideration transferred included cash consideration of USD 2,500 million, 539,994,479 Adevinta shares, a closing cash adjustment of USD 54 million and a post‑closing cash adjustment of USD 16 million.
The total cash consideration is equal to the amount of USD 2,554 million translated on 24 June 2021 closing rate of USD/EUR 1.1936 and USD 16 million translated on 24 November 2021 closing rate of USD/EUR 1.2071.
On 24 June 2021 the valuation of the deal‑contingent forwards entered in respect of the cash consideration for the forecasted acquisition of eCG with an aggregate notional amount of USD 2,500 million was negative by €95 million of which €88 million was recognised in equity as a hedge reserve. When the hedging instruments were settled immediately prior to the acquisition, the hedge reserve accumulated in equity was included as part of the consideration transferred.
The table below summarises the amounts recognised for assets acquired and liabilities assumed:

Amounts for assets and liabilities recognised:	€ million
Cash	66
Trade and other receivables	108
Corporate income tax receivable	7
PPE and right-of-use assets	35
Intangible assets: trademarks	3,351
Intangible assets: customer contracts	497
Intangible assets: technology	276
Intangible assets: others	4
Long-term investments	0
Deferred tax assets	148
Assets classified as held for sale	333
Current liabilities	(154)
Deferred tax liabilities	(897)
Other non-current liabilities	(11)
Liabilities directly associated with assets classified as held for sale	(25)
Total identifiable net assets acquired	3,738
Goodwill	7,526
Consideration transferred	11,264

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Cash outflow to acquire eBay Classifieds Group, net of cash acquired, was as follows in 2021:

€ million
Cash consideration	2,153
Settlement of deal contingent forward contracts	88
Less balances acquired:
Cash	66
Net cash outflow – investing activities	2,175

Per Adevinta instructions, part of the consideration transferred for eBay Classifieds Group was paid to the seller by the banks providing new financing. The banks were acting as agents of Adevinta and the payments were assessed to be cash payments made by Adevinta.
The goodwill recognised connected with the acquisition of eBay Classifieds Group in 2021 was attributable to the workforce, future customer growth and synergies, including across vertical and generalist online classifieds sites. The goodwill recognised was not expected to be deductible for income tax purposes.
Acquisition‑related costs of €(49) million in 2021 related to business combinations were recognised in profit or loss in line item “Other expenses” (note 16).
On 18 March 2022, Adevinta completed the acquisition of Null-Leasing DSB Deutschland GmbH, a provider of digital leasing services in Germany. The consideration transferred for the acquisition was €14 million, including €3 million corresponding to contingent consideration at acquisition date Most of the purchase price was allocated to goodwill. The goodwill recognised is not expected to be deductible for income tax purposes.
Cash outflow to acquire Null Leasing, net of cash acquired, amounted to €11 million in 2022 (unaudited).
Null-Leasing DSB Deutschland GmbH is included in the mobile.de operating segment.
During 2023 there were no significant acquisitions.
The business combinations carried out are part of Adevinta’s growth strategy and the businesses acquired were identified as being a good strategic fit with existing operations within Adevinta.

DISPOSAL OF SUBSIDIARIES
In February 2021, Adevinta sold its subsidiary Yapo (Chile). The disposal was in line with Adevinta’s portfolio optimisation strategy. The sale resulted in a loss of €(11) million presented in Other expenses (note 16), of which €10 million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale (24 February 2021) were €20 million and €3 million respectively, of which €18 million was intangible assets and €1 million cash.
In June 2021, Adevinta sold Shpock (Austria). The disposal was related to remedies proposed by Adevinta and eBay to address the Austrian Federal Competition Authorities (the “FCA”) concern that Adevinta’s acquisition of eCG could potentially lessen competition in the Austrian market between eBay.at and willhaben, Adevinta’s joint venture business in Austria.
Upon classifying Shpock disposal group as held for sale in March 2021 the disposal group was measured at the lower of its carrying amount and fair value less costs to sell resulting in an impairment loss of €(20) million, which was allocated to goodwill (€2 million) and other intangible assets (€18 million). Related deferred tax liabilities of €5 million were derecognised. The sale resulted in a loss of €(33) million, with no impact on income tax, due to the restructuring required to execute the terms of the sales agreement, the loss on disposal was presented in Other expenses (note 16). The carrying amount of assets and liabilities as at the date of sale (2 June 2021) were €38 million and €5 million respectively, of which €9 million was intangible assets and €27 million cash.
In June 2021, immediately after the acquisition of eCG, Adevinta sold its subsidiary eBay Denmark to a subsidiary of Schibsted for a consideration of €295 million, corresponding to the carrying amount of the net assets sold and hence no gain or loss or income tax were recognized related to the sale. As at the date of

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
sale, the fair value less costs of disposal of eBay Denmark was €295 million, the fair value of assets and liabilities were €301 million and €6 million, respectively.
On 30 March 2022, Adevinta announced the completion of the sale of its 76.2% stake in InfoJobs Brazil. The sale resulted in a gain of €22 million presented in Other income, of which €3 million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €7 million and €7 million respectively, of which €2 million was intangible assets and €3 million was trade receivables and other current assets.
On 26 September 2022, Adevinta announced the completion of the sale of its Mexican online classified businesses. The sale resulted in a loss of €(5) million presented in Other expenses of which a loss of €(5) million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €13 million and €5 million respectively, of which €9 million was intangible assets and €2 million was trade receivables and other current assets.
When Adevinta announced the new strategic plan in November 2021, Hungary was identified as one of the operations to be placed under strategic review. On 23 February 2023, Adevinta announced the launch of the sale process for Hungary, which was the last business under strategic review. On 14 September 2023, Adevinta announced the completion of the sale of its Hungarian online classified businesses to Ingatlan.com, the leading real estate classifieds platform in Hungary. The sale resulted in a gain of €7 million recognised in Other income, of which a loss of €(10) million is the reclassification of foreign currency translation reserve, with no consequential impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €17 million and €5 million respectively, of which €12 million was intangible assets and €2 million cash and cash equivalents.
Discontinued operations
Following the decision to divest the businesses in Australia and South Africa in November 2021, the carrying amount of Carsguide Autotrader Media Solutions Australia PTY Ltd, Gumtree Australia PTY Ltd and Gumtree South Africa (PTY) Ltd was expected to be recovered principally through a sales transaction. The businesses in Australia and South Africa were available for immediate sale in their present condition and their sale was highly probable. Therefore, these subsidiaries were classified as held for sale and were measured at the lower of its carrying amount and fair value less costs to sell. In relation to this, an impairment loss was recognised in 2022 amounting to €(29) million. Furthermore, these operations constituted major geographical locations and were therefore classified as discontinued operations.
On 25 August 2022, Adevinta signed an agreement for the sale of Gumtree Australia, CarsGuide and Autotrader Australia to The Market Herald for a total cash consideration of USD60 million. The transaction was closed in October 2022. The sale resulted in a gain of €6 million presented in Profit (loss) from discontinued operations, of which a gain of €2 million is the reclassification of foreign currency translation reserve, with no consequential impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €82 million and €26 million respectively, of which €62 million was intangible assets and €16 million was deferred tax liabilities.
On 23 November 2022, Adevinta signed an agreement for the sale of Gumtree South Africa. The economic ownership of the business was transferred on 1 December 2022.The sale resulted in an immaterial gain and the carrying amount of assets and liabilities as at the date of sale were also immaterial.
The result of discontinued operations was in 2022 negatively impacted by derecognition of deferred tax assets of €33 million related to the IP sold together with the businesses in Australia and South Africa. The result of discontinued operations was in 2023 negatively impacted by €(3) million due to a sales price adjustment for the business in Australia.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

The financial performance and cash flow information related to the discontinued operations are disclosed below:

	€ million
	2023	2022 (unaudited)	2021
Revenue	–	48	71
Operating expenses	–	(46)	(59)
Gross operating profit / (loss)	–	3	12
Depreciation and other income & expenses	–	(11)	(2)
Gain/(loss) on sale of subsidiaries	(3)	8	2
Impairment loss recognised on remeasurement to fair value less costs to sell	–	(28)	(5)
Profit / (loss) before income tax	(3)	(28)	7
Income tax benefit / (expense)	–	(29)	(0)
Profit / (loss) after income tax	(3)	(57)	7
Profit / (loss) from discontinued operations (attributable to owners of the parent)	(3)	(57)	7
Exchange differences on translation	–	–	2

	€
Earnings per share for discontinued operations	2023	2022 (unaudited)	2021
Basic	(0.00)	(0.05)	0.00
Diluted	(0.00)	(0.05)	0.00

	€ million
Cash flows for discontinued operations	2023	2022 (unaudited)	2021
Net cash flow from operating activities	–	(20)	7
Net cash flow from investing activities (includes an inflow related to the sale of Gumtree Australia of €39 million in 2023 and €11 million in 2022, and an inflow of €4 million and a cash outflow of €12 million both related to the sale of Gumtree UK and Motors.co.uk in 2021)	39	12	(8)
Net cash flow from financing activities	–	(1)	(1)
Net cash (outflow) / inflow	39	(9)	(2)

NOTE 11: IMPAIRMENT ASSESSMENT
Policy
Goodwill and intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

An impairment loss is recognised if the carrying amount of an asset or cash‑generating unit (CGU) exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Value in use is assessed by discounting estimated future cash flows. Estimated cash flows are based on budgets and forecasts approved by management for normally three-four years. Afterwards, extrapolations with declining growth rates are normally applied for another six-seven years to reach a steady state growth level before entering the terminal period. The growth rate in this extrapolation period is normally expected to be higher than the sustained growth rate, as the sustained growth only reflects the expected long term inflation rate. Based on management's experience from comparable markets and available external market reports for the classifieds industry, the growth rate until reaching steady state is expected to be declining, but exceeding the expected long-term inflation rate (sustained growth rates). For extrapolation in subsequent periods, growth rates that do not exceed the long‑term inflation for the relevant country are used. Expected cash flows are discounted using a pre‑tax discount rate that takes into account the current market assessment of the time value of money and risk premium for the relevant country and the classifieds industry.
For the purpose of impairment testing, assets, except goodwill, are grouped together into the smallest group of assets that generates independent cash inflows (cash‑generating units). Goodwill is allocated to the cash‑generating units, or groups of cash‑generating units, that are expected to benefit from the synergies of the business combination. Testing for impairment of goodwill is done by comparing the recoverable amount and carrying amount of the cash‑generating unit or groups of cash‑generating units to which goodwill is allocated.
Impairment losses recognised in respect of cash‑generating units are first allocated to reduce the carrying amount of any goodwill. Any remaining amount is then allocated to reduce the carrying amounts of the other assets in the unit on a pro rata basis. Impairment losses are reversed for all property, plant & equipment and intangible assets if the loss no longer exists with the exception of goodwill where impairment losses are not reversed. The review for possible reversal of the impairment is performed at the end of each reporting period.
Estimation uncertainty
The valuation of intangible assets in connection with business combinations and the testing of intangible assets for impairment will to a large extent be based on estimated future cash flows.
Estimates related to future cash flows and the determination of discount rates to calculate present values are based on management’s expectations of market developments and conditions, the competitive environment, current developments in revenues and margins, trends and macroeconomic expectations, technological development, the ability to realise synergies, interest rate levels and other factors for the relevant operations or markets.
The risk of changes in expected cash flows will naturally be higher in markets in an early phase than in established markets. Furthermore, the risk of changes is significantly higher in periods with an uncertain macroeconomic environment.
The impact of the Russian government invasion of Ukraine, alongside the imposition of international sanctions, is uncertain. The Group monitors the development and will adjust the key assumptions used in value in use calculations and sensitivity to changes in assumptions should a change be required.
The Group constantly monitors the latest government legislation in relation to climate‑related matters. At the current time, no legislation has been passed that will materially impact the Group. The Group will adjust the key assumptions used in value in use calculations and sensitivity to changes in assumptions should a change be required.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Carrying amounts as at 31 December for goodwill and trademarks with indefinite expected useful life specified on cash‑generating units are disclosed below:

€ million		Goodwill			Trademarks, indefinite
CGU	Reportable segment	2023	2022 (unaudited)	2021	2023	2022 (unaudited)	2021
Significant CGUs
Online classifieds Germany – mobile.de	mobile.de	1,937	1,939	2,336	1,707	1,707	1,707
Online classifieds Germany – Kleinanzeigen	European Markets	3,152	3,152	3,641	–	–	–
Subtotal significant CGUs		5,089	5,091	5,977	1,707	1,707	1,707
Non-significant CGUs
Online classifieds France	France	1,019	1,019	1,019	98	98	98
Online classifieds Netherlands	European Markets	134	134	134	798	798	798
Online classifieds Spain	European Markets	496	493	493	53	53	19
Online classifieds Canada	International Markets	–	–	576	249	400	630
Online classifieds Italy	European Markets	96	96	96	–	–	–
Online classifieds Belgium	European Markets	49	49	49	58	58	58
Online classifieds Ireland	European Markets	37	37	37	16	16	16
Online classifieds Hungary	European Markets	–	10	30	–	2	2
Online classifieds Spain, Italy and Mexico	European Markets / International Markets	–	–	–	–	–	129
Online classifieds Mexico	International Markets	–	–	7	–	–	0
Online classifieds Belarus	European Markets	–	–	1	–	–	–
Subtotal non-significant CGUs		1,831	1,838	2,442	1,272	1,425	1,750
Total (note 19)		6,920	6,930	8,420	2,979	3,132	3,457
For the purpose of impairment test of goodwill, the management has considered the Netherlands CGU and the Belgium CGU as a group of cash-generating units, Benelux, because this is how goodwill and business performance is monitored by the group management. These businesses have a shared management team, shared functions (except sales/PR) and shared technological platform.
Adevinta performed its annual impairment test in 2023, 2022 and 2021 of all cash generating units (CGUs) that include goodwill and intangible assets that have an indefinite useful life. The recoverable amount of a CGU is determined as value in use that is estimated by discounting estimated future cash flows.
The recoverable amounts are most sensitive to the following assumptions while the values of the key assumptions are different among the CGUs:
●Discount rates - Discount rates are estimated taking into consideration the risk‑free interest rate and risk premium for the relevant country. Specific business risks are reflected in the estimated future cash flows. The discount rates are based on estimations of the weighted average cost of capital (WACC) taking into consideration country and classifieds industry specific factors based on external sources of information.
●Sustained growth rates used to extrapolate cash flow in the terminal period - The sustained growth rates are based on projected long-term inflation rates for the relevant country sourced from the International Monetary Fund’s economic outlook.
●Revenue growth in the forecast period - Revenue growth reflects the expected development in sales volumes and prices based on past performance and management’s expectations of market development and conditions, the competitive environment, current developments in revenues, product development, trends and macroeconomic expectations, technological development, the ability to realise synergies and other factors for the relevant operations or markets.
●EBITDA-margin growth in the forecast period - EBITDA-margin growth is based on past performance and management’s expectations for the future revenue and cost structure considering current development in margins and other similar factors as for revenue growth.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
●Revenue growth in the extrapolation period between the forecast period and terminal period - Revenue growth in this extrapolation period is normally expected to be declining linearly from the revenue growth rate in the last year of the forecast period to the sustained growth rate to reach an expected maintainable steady state growth before entering the terminal period. The growth rate in this extrapolation period is normally expected to be higher than the sustained growth rate, as the sustained growth only reflects the expected long term inflation rate. Based on management's experience from comparable markets and available external market reports for the classifieds industry, the growth rate until reaching steady state is expected to be declining, but exceeding the expected long-term inflation rate (sustained growth rates).

2023 Impairment testing and assessments
Impaired CGUs
The recoverable amount of Canada of €230 million was determined as at 31 December 2023 applying a value in use calculation based on a discounted cash flows (DCF) model, using cash flow projections derived from financial budgets/forecasts covering a 4 years period (2024-2027) (forecast period) approved by management. This is followed by an extrapolation period of further 6 years (2028-2033) with fixed EBITDA margin and revenue growth linearly converging to the sustained growth rate in order to reach an expected maintainable steady state cash flow before entering the terminal period. In the forecast period the revenue compound annual growth rate (CAGR) was -4.2% (2022: -2.3%) and the EBITDA-margin CAGR was -14.5% (2022: -3.2%). The revenue CAGR used for extrapolation during 2028-2033 was 1.7% (2022: 1.0%). For subsequent periods (terminal period) the cash flows are extrapolated using a sustained growth rate of 2.1% (2022: 1.8%) based on the projected long-term inflation rate for Canada. The pre-tax discount rate applied to the cash flow projections is 12.7% (2022: 12.9%).
The projected cash flows have been updated downwards to reflect increased competition in the Canadian classifieds market and negative impacts from the roll-out of a new mobile application in 2023. As a result of this analysis, management recognised an impairment loss of € (146) million against the trademark (2022: € (574) million against goodwill and € (228) million against the trademark). The impairment charge is recorded within impairment loss in the income statement. Following the impairment loss recognised for Canada, the recoverable amount is equal to the carrying amount and as a result the impairment test is sensitive to any changes in assumptions.
Significant CGUs
The recoverable amounts of mobile.de and Kleinanzeigen were determined as at 31 December 2023 applying a value in use calculation based on a DCF model. The DCF model is using cash flow projections derived from financial budgets/forecasts covering a 3 years period (2024-2026) (forecast period) approved by management. This is followed by an extrapolation period of further 7 years (2027-2033) with fixed EBITDA margin and revenue growth declining linearly to the sustained growth rate to reach an expected maintainable steady state growth before entering the terminal period. For subsequent periods (terminal period) the cash flows are extrapolated using a sustained growth rate based on the projected long-term inflation rate for Germany.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
The values of the key assumptions used in impairment testing for the significant CGUs are presented below:

	Kleinanzeigen		Mobile.de
	2023	2022 (unaudited)	2023	2022 (unaudited)
Pre-tax discount rate	12.3%	12.0%	12.5%	12.2%
Post-tax discount rate	10.0%	9.8%	10.0%	9.8%
Revenue CAGR in the forecast period (2024-2026)	19.1%	17.3%	15.7%	16.3%
EBITDA-margin CAGR in the forecast period (2024-2026)	1.1%	1.2%	0.7%	1.8%
Revenue CAGR in the extrapolation period (2027-2033)	13.5%	12.2%	9.3%	9.3%
Sustained growth rate in the terminal period (after 2033)	2.8%	2.9%	2.8%	2.9%
Management determined the values assigned to the key assumptions as explained further above. For Kleinanzeigen the revenue growth in the forecast period is mainly determined by expected increase in volumes for transactional services (including delivery and secure payment facilitation), improved services and integration for professional customers in real estate and increase in small and medium professional clients in consumer goods, which combined with similar relative increase in costs results in a broadly stable EBITDA-margin. The expected revenue growth for Kleinanzeigen increased from 2022 to 2023 mainly due to expected increase in the volume of transactional services. For mobile.de the revenue growth in the forecast period is mainly determined by expected increase in sales volumes within the mobility vertical, mainly driven by recovery in dealer listings after Covid-19 and increasing depth of the services provided to car dealers, which combined with a similar relative increase in costs results in a broadly stable EBITDA-margin. For Kleinanzeigen and mobile.de the growth in revenue and EBITDA-margin in the forecast period is based on past performance, experience from comparable markets and management’s expectations of market development and conditions.
As a result of this analysis, management did not identify an impairment loss for these CGUs as at 31 December 2023.
Sensitivity
Mobile.de and Kleinanzeigen are relatively recent acquisitions and were impaired in 2022, and thus have a limited headroom (€717 million and €242 million, respectively) between the value in use and the carrying amounts of the CGU as at 31 December 2023. As a consequence, the impairment tests are sensitive to changes in assumptions. For these CGUs the management have considered and assessed reasonably possible changes for the key assumptions that could cause the carrying amounts of these CGUs to exceed their recoverable amounts which is presented in the table below:

Key assumption	Kleinanzeigen		Mobile.de
	From	To	From	To
Pre-tax discount rate	12.3%	12.9%	12.5%	14.2%
Post-tax discount rate	10.0%	10.4%	10.0%	11.3%
Revenue CAGR in the forecast period (2024-2026)	19.1%	18.1%	15.7%	13.0%
EBITDA- margin CAGR in the forecast period (2024-2026)	1.1%	(1.2%)	0.7%	n/a
Revenue CAGR in the extrapolation period (2027-2033)	13.5%	11.8%	9.3%	4.6%
Sustained growth rate in the terminal period (after 2033)	2.8%	2.2%	2.8%	n/a

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Management believes that the recoverable amount of mobile.de is not sensitive to reasonably possible changes in the sustained growth rate or EBITDA-margin CAGR in the forecast period. In 2022 both mobile.de and Kleinanzeigen were impaired as mentioned below and any adverse change in the key assumptions would have resulted in further impairment.
Other CGUs
No impairment was identified for the non-significant CGUs, apart from Canada as mentioned above, as at 31 December 2023.
2022 impairment testing and assessments (unaudited)
In 2022 the impairment test resulted in an impairment loss of €(1,719) million attributable to Canada (€(802) million), Kleinanzeigen (€(489) million), mobile.de (€(411) million) and Hungary (€(17) million). The impairment charge was presented within Impairment loss in the income statement. No impairment was identified for any other CGUs as at 31 December 2022. The impairment loss for 2022 was recognised against goodwill (€(1,492) million) and intangible assets with indefinite useful lives (€(228) million). Adevinta acquired the businesses in Canada, Kleinanzeigen and mobile.de as part of the eCG acquisition in June 2021 where 80% of the purchase amount was paid in Adevinta shares with the share price increasing 48% from the signing to the closing date of the transaction (share price was NOK 170 at closing) which significantly increased the goodwill attributable to the businesses. The macroeconomic uncertainties and increasing inflation during 2022 triggered a significant increase in market interest rates and equity risk premiums. This significantly increased the weighted average cost of capital (WACC) that Adevinta uses for discounting cash flows when estimating the recoverable amounts of its CGUs, which resulted in the impairment loss for Canada, Kleinanzeigen, mobile.de and Hungary in 2022. In Kleinanzeigen and mobile.de the impact of the increase in WACC was partly offset by expected better mid-longer term business performance while for Canada and Hungary there was a negative impact considering the revised growth trajectory of the businesses.

2021 impairment testing and assessments
In 2021 Adevinta recognized impairment losses related to goodwill and trademarks with an indefinite useful life of €(2) million and €(18) million, respectively, both related to Shpock (Austria) (disposed of in 2021, see note 10).

NOTE 12: TRANSACTIONS WITH RELATED PARTIES

The largest shareholders of Adevinta ASA are Schibsted ASA, eBay Inc. and Permira, having significant influence over Adevinta ASA by holding voting rights of 30%, 30% and 12%, respectively. Related parties relationships are defined to be the entities having significant influence over Adevinta (Schibsted ASA, eBay Inc. and Permira), entities outside the Adevinta Group that are under control (either directly or indirectly), joint control or significant influence by Schibsted ASA, eBay Inc. or Permira, Adevinta’s ownership interests in joint ventures and associates or members of the group management of Adevinta.
Related parties are in a position to enter into transactions with the company that would potentially not be undertaken between unrelated parties.
All transactions by Adevinta with related parties have been conducted in accordance with current internal pricing agreements within the Schibsted Group, eBay Group and Adevinta Group.
Adevinta has ownership interests in joint ventures and associates. Adevinta issued a loan, in October 2020, to the OLX Brazil joint venture amounting to BRL949 million to finance the acquisition of Grupo Zap (note 21). The loan bears an interest of SELIC + 2% subject to 18 months grace period and has a tenor of 15 years. In 2022 a portion of the loan corresponding with BRL 380 million (€76 million) of the principal amount

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
was converted into equity instruments of OLX Brazil. In 2023, €23 million (2022: €24 million, 2021: €9 million) interest income has been recognised in relation to this loan.
In June 2021, immediately after the acquisition of the eBay Classifieds Group, Adevinta sold its subsidiary eBay Denmark to a subsidiary of Schibsted for a consideration of €295 million, corresponding to the carrying amount of the net assets sold and hence no gain or loss or income tax were recognized related to the sale. Adevinta entered into related cost‑sharing arrangements with eBay Denmark.
Other transactions with related parties by Adevinta are largely related to support services from the Schibsted Group entities such as IT, external staff costs and professional services.
For remuneration to group management, please see note 14 and the Adevinta 2023 Remuneration Report.
For information on dividend payments and contributions to and from joint ventures see note 9.
Transactions with related parties (excluding Bom Negócio Atividades de Internet Ltda (joint venture), which is disclosed separately further in this note) affect the consolidated financial statements as summarised below.

€million	2023	2022 (unaudited)	2021
Consolidated income statement
Revenues	5	4	3
Other operating expenses	(1)	(18)	(14)
Gross operating profit (loss)	4	(14)	(10)
Operating profit (loss)	4	(14)	(10)
Profit (loss) before taxes	4	(14)	(10)

Consolidated statement of financial position
Trade receivables and other current assets	1	3	2
Current assets	1	3	2
Other non-current liabilities	1	2	–
Non-current liabilities	1	2	–
Other current liabilities	2	2	1
Current liabilities	2	2	1

Other non-current liabilities and other current liabilities include the lease liabilities related to the lease agreement with Ebay GmbH of the office building located in J9, Albert Einstein Ring 26, Kleinmachnow (Germany) and the lease ends in 2025 (note 28). At 31 December 2023 non-current lease liabilities amounted to €1 million (2022 (unaudited): €2 million) and current lease liabilities amounted to €1 million (2022 (unaudited): €1 million).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Summary of transactions and balances with Bom Negócio Atividades de Internet Ltda (joint venture):

€million	2023	2022 (unaudited)	2021
Consolidated income statement
Financial income	26	24	9
Profit (loss) before taxes	26	24	9

Consolidated statement of financial position
Other non-current assets	138	122	160
Non-current assets	138	122	160
Other current assets	21	7	–
Current assets	21	7	–

NOTE 13: OTHER OPERATING EXPENSES

	2023	2022 (unaudited)	2021
Commissions	19	19	14
Rent, maintenance, office expenses and energy	26	19	13
Marketing expenses	173	193	155
Professional fees	175	183	108
Travelling expenses	13	9	3
IT expenses	138	123	75
Digital services tax	19	14	2
Other expenses	86	53	45
Total	649	613	415

The increase in other expenses is mainly due to higher direct costs from transactional services (such as payment and shipping service provider costs), in line with the adoption of the service (including promotional campaigns to drive adoption of the service) and revenue growth.

To compensate for GHG emissions, in 2023 Adevinta purchased 42,938 Gold Standard verified carbon credits, for which the related expenses were immaterial.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

NOTE 14: PERSONNEL EXPENSES AND REMUNERATION

	2023	2022 (unaudited)	2021
Salaries and wages	425	397	283
Social security costs	92	84	72
Net defined benefit pension expense (note 26)	1	3	2
Net defined contribution pension expense (note 26)	5	5	2
Share-based payment (note 15)	44	33	31
Other personnel expenses (1)	(38)	(23)	(19)
Termination benefits	0	17	5
Total	530	516	376
Average number of full-time equivalents	5,409	5,444	4,469

1) Other personnel expenses are deducted with the amount of capitalised salaries, wages and social security.

In the income statement, €(526) million are presented in Personnel expenses (2022 (unaudited): €(483) million, 2021: €(368) million) and €(4) million are presented in Other expenses (2022 (unaudited): €(34) million, 2021: €(8) million). The amounts included in Other expenses relate to restructuring and integration-related costs (note 16).

Details of salary, variable pay and other benefits provided to Group management*:

€ thousand	2023	2022 (unaudited)	2021
Salary including holiday pay	3,333	3,388	2,711
Variable pay	1,948	2,328	3,735
Share-based payments (earned) (1)	12,680	5,444	3,328
Other benefits	84	568	415
Accrued pension expense	371	1,678	371
Termination benefits	495	3,700	–
Total	18,911	17,107	10,561

(1) Share‑based payment is the accrued amounts related to 2023, 2022 and 2021 (the amounts do not necessarily reflect actual shares transferred or cash payments). Cost details and valuation of share-based payments are disclosed in note 15.
* Group Management composition at 31 December 2023: Antoine Jouteau (CEO), Elisabeth Peyraube (CFO), Alexandre Collinet (CCO), Nicki Dexter (Chief People and Communications Officer), Ajay Bhatia (CEO mobile.de), Paul Heimann (Re-Commerce / Kleinanzeigen), Roman Campa (Real Estate & Emerging Verticals / Spain) and Julien Jouhault (CPTO). In addition, from 1 January to 1 September 2023 Uvashni Raman (CFO) was part of Group Management.
* Group Management composition at 31 December 2022: Antoine Jouteau (CEO), Uvashni Raman (CFO), Alex Alexander (Chief Product and Technology Officer), Nicki Dexter (Chief People and Communications Officer), Ajay Bhatia (CEO mobile.de), Gianpaolo Santorsola (EVP European Markets) and Zac Candelario (EVP International Markets). In addition, from 1 January to 14 August 2022 Rolv Erik Ryssdal (CEO), 1 January 2022 to 18 April 2022 Renaud Bruyeron (Chief Product and Technology Officer (Interim)) and from 1 January 2022 to 31 July 2022 Patricia Lobinger (CEO mobile.de (interim)) were part of Group Management.
* Group Management composition at 31 December 2021: Rolv Erik Ryssdal (CEO), Uvashni Raman (CFO), Renaud Bruyeron (Chief Product and Technology Officer (Interim)), Nicki Dexter (Chief People and Communications Officer),

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Antoine Jouteau (CEO Adevinta France), Patricia Lobinger (CEO Mobile.de (interim)), Gianpaolo Santorsola (EVP European Markets) and Zac Candelario (EVP International Markets). In addition, from 1 January 2021 to 26 June 2021 Ovidiu Solomonov (SVP Global Markets) and from 26 June 2021 to 26 October 2021 Malte Krueger (CEO Mobile.de) were part of Group Management.
Some of the members’ salaries are nominated in currencies other than €. The numbers were translated into € using average annual exchange rates.

Remuneration(1) to the Board of Directors:

€ thousand	2023	2022 (unaudited)	2021
Board remuneration	445	533	513
Remuneration Committee	23	26	25
Audit Committee	34	37	36
Integration Committee	27	37	36
Nomination Committee	24	27	26
CEO Succession Committee	11	26	–
Total	564	687	636

(1) The 2023 remuneration refers to agreed remuneration for 2023, 50% was paid in 2023 and 50% is due to be paid in 2024. The 2022 remuneration refers to agreed remuneration for 2022, 50% was paid in 2022 and 50% was paid in 2023. The 2021 remuneration refers to agreed remuneration for 2021, 50% was paid in 2021 and 50% was paid in 2022.

NOTE 15: SHARE-BASED PAYMENT
Policy
In equity‑settled share‑based payment transactions with employees, the employee services and the corresponding equity increase are measured by reference to the fair value of the equity instruments granted. The fair value of the equity instruments is measured at grant date and is recognised as personnel expenses and equity increase immediately or over the vesting period when performance vesting conditions require an employee to serve over a specified time period.
At each reporting date the entities remeasure the estimated number of equity instruments that are expected to vest taking into account the estimated forfeiture rate and non-market performance conditions. The amount recognised as an expense is adjusted to reflect the number of equity instruments which are expected to be, or actually become, vested.
In cash‑settled share‑based payment transactions with employees, the employee services and the incurred liability are measured at the fair value of the liability. The employee services and the liability are recognised immediately or over the vesting period when performance vesting conditions require an employee to serve over a specified time period. Until the liability is settled, the fair value of the liability is revised at each reporting date and at settlement date, with changes in fair value recognised in profit or loss.
When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised over the remaining vesting period for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee.
Share-based payment transactions with settlement alternatives are classified as cash-settled if a present obligation to settle in cash exists. In the absence of this obligation share-based payment transactions are classified as equity-settled. A liability for the cash-settled award is recognised only when it is probable (more likely than not) that the settlement in cash occurs.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share (see note 18).

Significant estimates
Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option or appreciation right, volatility and dividend yield and making assumptions about them. For the measurement of the fair value of awards, the Group uses a Monte-Carlo simulation model. For cash-settled share-based awards, the liability is remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognised in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period.
Significant judgment
According to the terms of the Prospectus for the Offer (see note 1), outstanding share-based awards that will or would have vested as a result of the Offer, will be settled in cash. Management believes that as at 31 December 2023 the closing of the Offer was probable. Accordingly, the expected manner of settlement has changed from equity-settlement to cash-settlement for the share-based awards vesting upon the transaction.
For share-based payment transactions in which the manner of settlement is contingent on an event that is outside the control of either Adevinta or the employees, which is the case for Growth and Special awards, there are two potential outcomes (equity or cash) running in parallel since the grant date. At each reporting date Adevinta assesses which outcome is more likely and accounts for these share-based payment transactions on an equity- or cash-settled basis accordingly. Any adjustment in estimated expenses arising from a switch between the cumulative amount for the equity-settled award and the cash-settled award is recognised in profit or loss in the current period.
For share-based payment transactions in which Adevinta has the choice of whether to settle in cash or by issuing equity instruments, which is the case for all awards other than Growth and Special awards, the change in the expected manner of settlement is accounted for as a modification. At the moment when it becomes probable that the expected manner of settlement changes, so that the awards will be settled in cash instead of shares, the related liability is measured using the fair value of the equity-settled awards at the modification date, based on the elapsed portion of the vesting period. This amount is recognised as liability with a corresponding reduction of equity.

Long‑term incentive plans
Adevinta runs many share-based awards granted to management and employees. In 2023 new awards were granted mainly related to the Growth award and the Special award that were granted to group management and other key members of management, the PSP 2023 award that were granted to senior employees and management and the Restricted Stock Unit (RSU) award that was granted to senior employees and management. Below is a summary of the main ongoing share-based incentive programmes. In addition, from June to November 2021 the Legacy Equity Plan (LEP), Davi Plan and Spot Equity (Integration) awards were granted to key management and some employees of Adevinta in relation to the acquisition of eBay Classifieds Group.
Growth and Special Award
On 1 April 2023 the Growth awards and Special awards were granted to group management and other key members of management of Adevinta. The shares will be issued for no cash consideration subject to a three-year vesting period and achieving certain EBITDA and revenue growth targets (50% and 50% vesting, respectively) over a three-year performance period. Furthermore, the number of shares the employee receives will depend on the Adevinta ASA share price performance against a peer group (relative Total Shareholder Return (TSR)) over a three‑year performance period similar to PSP. Adevinta ASA shares must

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
perform better than 50% of Adevinta ASA’s peers (“median” relative TSR). The manner of settlement (equity or cash) of these awards is contingent on change of control over Adevinta.
The fair value of the awards granted has been estimated at the date of grant using a Monte‑Carlo simulation model, taking into account the terms and conditions on which the awards have been granted. The model simulates the TSR and compares it against a group of peers. It takes into account the projection period (being the vesting period), the share price (Adevinta ASA’s share price) at grant date, the risk‑free interest rate, the dividend yield, the share price volatility of both Adevinta ASA and the peer group, future expected correlation of comparators’ TSR and initial TSR performance.
The awards had a grant date fair value of €4.43.
The Restricted Stock Unit Plan (“RSU”)
On 1 April 2023 the RSU award was granted to senior employees and management of Adevinta. The shares will be issued to employees for no cash consideration subject to employment during the vesting period.
The number of shares issued to participants is the target percentage of an employee’s annual base salary divided by the share price at the grant date. The shares vest over a three-year period in 6 semi-annual instalments at 1 July and 1 January. Adevinta has the choice of whether to settle these awards in cash or by issuing equity instruments.
The awards had a grant date fair value of € 6.51.
The Adevinta Performance Share Plan (“PSP”)
Under the PSP, the employees will be granted awards of Adevinta ASA shares on an annual basis. These shares will be issued for no cash consideration subject to a three‑year vesting period and in some cases an additional holding and employment period. For the awards granted in 2019 and 2020 to the group management this means that 50% of the awards vest after three years, 25% vests after four years and the remaining 25% vests after 5 years. The awards granted in 2021, 2022 and 2023 vest 100% after three years, and the 2021 and 2022 there are in some cases subject to a further two year holding requirement. The number of awards granted to eligible employees is based on their prescribed maximum opportunity under the plan (for the Adevinta executive management team the maximum amount is in the range of 175% and 300% of their base salary). The number of shares the employee receives will depend on the Adevinta ASA share price performance against a peer group (TSR) over a three‑year performance period:
• For minimum payout, Adevinta ASA shares must perform better than 50% of Adevinta ASA’s peers (“median” relative TSR). If this is achieved, 25% of the shares granted to the employees under the PSP award will be transferred to the employee after the performance period.
• For maximum payout, Adevinta ASA shares must perform better than 75% of Adevinta ASA’s peers (“upper quartile” relative TSR). If this is achieved, 100% of the shares granted to the employee under the PSP award will “vest” and be transferred to the employee.
• The payout is linear between the minimum and maximum payout.
The terms of the PSP Awards granted in 2020 were modified on 3 May 2022. Pursuant to the modification, a minimum of 25% of PSP Awards granted in May 2020 will vest. For TSR performance between median and upper-quartile, straight line vesting will apply from 25% vesting to 100% vesting as applied to the original award.
Adevinta has the choice of whether to settle these awards in cash or by issuing equity instruments.
The fair value of awards granted has been estimated at the date of grant using a Monte‑Carlo simulation model, taking into account the terms and conditions on which the awards have been granted. The model simulates the TSR and compares it against a group of peers. It takes into account the projection period (being the vesting period), the share price (Adevinta ASA share price) at grant date, the risk‑free interest rate, the dividend yield, the share price volatility of both Adevinta ASA and the peer group, future expected correlation of comparators’ TSR and initial TSR performance.
The peer group regarding the PSP is the group of companies in the STOXX Europe 600 Index (Europe’s 600 largest listed companies that are between half and twice the size of Adevinta ASA, as measured by market capitalisation at date of grant).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
The 2023 PSP awards had a grant date fair value of €4.00 (2022 (unaudited): €1.04 for Executive PSP and €1.22 for Non-Executive PSP, 2021: €10.14 for Executive PSP and €11.39 for Non-Executive PSP).

Deferred Annual Variable Incentive award (“DAVI awards”)
Under the DAVI awards scheme granted in 2021 and 2022, Adevinta shares may be issued to the selected employees for no consideration following the outcome of a one‑year performance period where two non‑market performance conditions apply, being financial targets and strategic targets.
The number of awards issued to participants in the DAVI scheme is the target percentage of an employee’s annual base salary divided by the share price at the date of grant.
Subject to continued employment, 50% of the shares will vest on the first anniversary after the end of the performance period and 50% of the shares will vest on the second anniversary after the end of the performance period.
Adevinta has the choice of whether to settle these awards in cash or by issuing equity instruments.
The shares granted in 2022 had a grant date fair value of €10.51 (unaudited) (2021: €16.66). The above mentioned performance conditions do not impact the fair value of the awards and are only considered in determining the number of instruments that will ultimately vest.
Legacy equity plan (“LEP”)
The LEP awards were granted on 6 August 2021 to employees of eBay Classifieds Group as a voluntary replacement of the unvested awards previously issued by eBay (eCG’s former parent company), which lapsed and were forfeited as a result of Adevinta ASA’s acquisition of eBay Classifieds Group. Awards vest in instalments between 31 March 2022 and 31 March 2025 for no cash consideration.
For executives, 100% of the LEP awards will vest subject to a relative TSR performance condition with a minimum of 25% of the awards vesting. For non‑executives, the LEP awards are not subject to any performance conditions.
Adevinta has the choice of whether to settle these awards in cash or by issuing equity instruments.
The shares granted in 2022 had a grant date fair value of €9.47 - €11.95 (unaudited) for executive LEP depending on the instalment and €17.20 (unaudited) for non-executives.
The Adevinta Share Purchase Plan (“ASPP”)
Adevinta employees can participate in the Adevinta Share Purchase Plan (ASPP). As a participant of the ASPP, Adevinta employees have the opportunity to purchase Adevinta ASA shares through contributions from their salary (“Purchased Shares”) and receive a Company matching award of free shares in proportion to their Purchased Shares, subject to continued employment and a holding period for the Purchased Shares of two years. Adevinta has the choice of whether to settle these awards in cash or by issuing equity instruments.
The shares granted in 2023 had a grant date fair value of €7.04, €5.83, €9.64 and €10.01 (2022 (unaudited): €6.95, €5.95, €6.78 and €8.19, 2021: €13.96, €18.46, €14.41 and €14.41) due to the awards being granted every quarter.
Modification of share-based payment arrangements
In December 2023, pursuant to the Offer (see note 1), the expected manner of settlement of the awards that will vest upon the transaction date changed from equity to cash settlement. The fair value of the awards at the date of the modification was €10.28. No incremental fair value was recognised as a result of the modification. The fair value of the modified awards was determined using the same models and principles as described above.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Shares granted, not vested
The table below includes the development in shares for programmes that have been granted in Adevinta ASA shares:

	2023	2022 (unaudited)	2021
Number of shares granted, non-vested at 1 January	3,256,878	1,772,817	2,972,659
Number of shares granted	11,545,051	4,257,808	5,399,402
Number of shares forfeited	(1,644,893)	(2,058,547)	(682,579)
Number of shares vested	(1,903,732)	(2,673,052)	(431,173)
Number of shares settled in cash	(29,578)	(99,927)	(11,298)
Adjustments of shares granted (*)	2,530,019	2,057,779	(5,474,194)
Number of shares non-vested at 31 December	13,753,745	3,256,878	1,772,817
Weighted average share price at vesting date for awards vested during the year (NOK per share)	78.6	76.7	133.3
Weighted average fair value at grant date for awards granted during the year (NOK per share)	63.0	65.0	154.6
(*) Adjustment of shares granted mainly reflects changes in estimates during the vesting period of the number of shares expected to be vested due to changes in expected achievement of performance conditions.

At 31 December 2023 the number of non-vested shares that are expected to be settled in cash was 6,296,336.

The weighted average remaining contractual life (vesting period) for the share-based awards outstanding as at 31 December 2023 was 1.40 years (2022 (unaudited): 1.42 years, 2021: 2.14 years). However, due to the Offer (see note 1), the Company expects to settle the outstanding awards in cash on a pro-rata basis upon the completion of the transaction which is expected to be in Q2 2024.

Accounting impacts
In 2023, 2022 and 2021, the accounting effects of the share‑based payment programmes were as follows:

€ million	2023	2022 (unaudited)	2021
Share-based cost (included in personnel expenses) (note 14)	44	33	31
Of which equity-settled	38	32	30
Of which cash-settled	6	1	1
Liabilities arising from share‑based payment transactions 31 December	45	1	3

Due to the Offer (see note 1), the expected manner of settlement has in December 2023 changed from shares to cash on a pro-rata basis for most of the Company’s share-based awards, resulting in an increase in liabilities of €43 million with a corresponding increase in personnel costs of €(2) million and decrease in equity of €41 million.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

	2023			2022 (unaudited)			2021
€ million	Personnel cost	Increase in equity	Increase in liabilities	Personnel cost	Increase in equity	Increase in liabilities	Personnel cost	Increase in equity	Increase in liabilities
PSP 2019 - 2023	6	6	0	7	7	–	5	5	0
LEP award	2	2	0	9	9	0	19	18	1
Merger award 2021 -2022	2	2	0	3	3	–	1	1	0
DAVI award 2021 - 2022	5	6	(1)	9	8	0	3	3	0
Growth and Special award 2023	9	–	9	–	–	–	–	–	–
RSU 2023	13	17	(3)	–	–	–	–	–	–
Other awards	3	3	0	4	4	–	0	0	0
Employee share saving plan	3	2	1	1	1	(0)	1	1	0
Total	44	38	6	33	32	1	31	27	2

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

NOTE 16: OTHER INCOME AND EXPENSES
Significant judgement
Income and expenses presented within “Other income and expenses” are characterised by being transactions and events not considered by management to be reliable indicators of underlying operations. Management believes that these items are normally not recurring, and therefore presenting them separately provides useful information. Other income and expenses include items such as restructuring costs, integration-related costs, acquisition- and divestment‑related costs, gains or losses on sale or remeasurement of assets, investments or operations and other expenses. Acquisition‑ and divestment-related costs may include costs both related to transactions done and transactions that were not completed.

€ million	2023	2022 (unaudited)	2021
Gain on sale and remeasurement of subsidiaries, joint ventures and associates (note 9 and 10)	10	25	8
Other	7	12	0
Other income or gain	17	37	8
Loss on sale and remeasurement of subsidiaries, joint ventures and associates (note 9 and 10)	(1)	(7)	(44)
Restructuring costs	(0)	(17)	(5)
Digital services tax related to previous years	–	(28)	–
Acquisition- and divestment-related costs (note 10)	(17)	(3)	(49)
Integration-related costs	(69)	(87)	(47)
Verticalisation project costs	(22)	–	–
Rebranding costs	(15)	–	–
Aurelia offer related costs	(24)	–	–
Other	(3)	(7)	(3)
Other expenses or loss	(150)	(149)	(148)
Total	(133)	(112)	(140)

Gain on sale and remeasurement of subsidiaries, joint ventures, and associates of €10 million in 2023 mainly relates to the gain on sale of Adevinta Hungary (€7 million) and gain on dilution of Younited (€2 million). In 2022 the line item mainly related to €22 million (unaudited) gain on sale of InfoJobs Brazil and €4 million (unaudited) gain on dilution of Younited, in 2021 to €7 million gain on dilution of Younited.
Other income of €7 million in 2023 relates to the release of tax provisions (€4 million) and collections of insurance claims (€2 million). Other income of €12 million (unaudited) in 2022 is mainly related to a VAT claim that was cash collected in 2022 (€11 million) (unaudited) related to costs incurred due to the acquisition and integration of eBay Classifieds Group.
Loss on sale and remeasurement of subsidiaries, joint ventures and associates of €44 million in 2021 relates mainly to € 11 million of loss on sale of the business in Chile and €33 million of loss on sale of Shpock (Austria).
Integration related costs mainly relate to the acquisition of eBay Classifieds Group.
Acquisition‑ and divestment-related costs of €17 million in 2023 mainly includes a provision for levy, expected to be paid in 2024, on remuneration of former employees in relation to the eBay Classifieds Group transaction. Management is assessing the final amount as well as options for reimbursement from the seller. (2021: €49 million mainly related to the acquisition of eBay Classifieds Group).
Verticalisation project costs relate to restructuring Adevinta’s operating model and organisation to be divided by verticals across our five core European markets.
Rebranding costs relate to the rebranding of “eBay Kleinanzeigen” to “Kleinanzeigen”. Per the acquisition agreement with eBay, Adevinta cannot use the “eBay Kleinanzeigen” brand beyond 2024.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Aurelia offer related costs relate to the Offer from a consortium led by Permira and Blackstone regarding the purchase of all shares of Adevinta (see note 1).
Digital Services Tax related to previous years in 2022 relate to the digital services tax in France for the period 2019 to 2021.
Restructuring costs in 2022 consist primarily of costs related to restructuring processes in France (€15 million) (unaudited).

NOTE 17: FINANCIAL ITEMS

€ million	2023	2022 (unaudited)	2021
Interest income	29	26	9
Net foreign exchange gain	8	28	–
Gain on sale of equity instruments	(0)	(0)	3
Other financial income	3	0	1
Total financial income	40	54	14

Interest expense	(84)	(77)	(60)
Foreign exchange loss	–	–	(2)
Other financial expenses	(27)	(26)	(15)
Total financial expenses	(111)	(103)	(78)
Net financial items	(71)	(49)	(65)

Interest expense consists of:

	2023	2022 (unaudited)	2021
Interest on Senior Security Notes (note 21)	(29)	(29)	(30)
Interest on EUR TLB (note 21)	(40)	(30)	(15)
Interest on USD TLB (note 21)	(11)	(13)	(7)
Interest on lease liabilities (note 28)	(3)	(2)	(2)
Interest expense on other borrowings measured at amortised cost	(1)	(2)	(6)
Total interest expense	(84)	(77)	(60)

In 2023, 2022 and 2021 interest income relates mainly to the loan denominated in Brazilian real (BRL) granted by Adevinta to Bom Negócio Atividades de Internet Ltda in 2020 (€23 million, 2022 (unaudited): €24 million, 2021: €9 million)(note 21).
In 2023, 2022 and 2021 the interest expenses are mainly related to new financing obtained in connection to the eCG acquisition (note 21). Other financial expenses are mainly due to amortisation of the costs directly attributable to the issue of the new financing using the effective interest method amounting to €(21) million (2022 (unaudited): €(22) million, 2021: €(12) million).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

NOTE 18: EARNINGS PER SHARE
Policy:
The weighted average number of shares outstanding is adjusted for the effects of any potential dilutive shares as at the reporting date as follows:
• For share‑based payment programmes where Adevinta is committed to match shares purchased by employees without performance conditions, by including the expected number of matching shares that would be issuable.
• For other share‑based payment programmes, by including the number of shares that would be issuable based on the number of shares granted less the number of shares forfeited and adjusted for the expected outcome of performance conditions.

Adjusted earnings per share is calculated as profit (loss) attributable to owners of the parent adjusted for items reported in the income statement as Other income and expenses and Impairment loss, adjusted for taxes and non‑controlling interests. The number of shares included in the calculation is the same as the number for earnings per share and diluted earnings per share, as described above.

	2023	2022 (unaudited)	2021
Weighted average number of shares outstanding (*)	1,217,268,875	1,218,560,056	963,425,437
Potentially dilutive share-based awards, effects of which on dilution was ignored, because these instruments were anti-dilutive for the respective period. Awards expected to be settled in cash are excluded.	4,207,936	3,458,347	1,707,094
Weighted average number of shares outstanding – diluted (*)	1,217,268,875	1,218,560,056	963,425,437
Profit (loss) attributable to owners of the parent	(158)	(1,832)	(54)
Continuing operations	(155)	(1,774)	(60)
Discontinued operations	(3)	(57)	7
Earnings per share (€)	(0.13)	(1.50)	(0.06)
Continuing operations (*)	(0.13)	(1.45)	(0.06)
Discontinued operations	(0.00)	(0.05)	0.01
Diluted earnings per share (€) (*)	(0.13)	(1.50)	(0.06)
Continuing operations (*)	(0.13)	(1.45)	(0.06)
Discontinued operations (*)	(0.00)	(0.05)	0.01
Calculation of adjusted earnings per share (including continued and discontinued operations)
Profit (loss) attributable to owners of the parent	(158)	(1,832)	(54)
Other income and expenses (*)	136	108	140
Impairment loss (including joint ventures and loans receivable)	237	1,834	22
Taxes and non‑controlling effect of other income and expenses and Impairment loss	(63)	(88)	(15)
Profit (loss) attributable to owners of the parent – adjusted (*)	152	21	93
Earnings per share – adjusted (€) (*)	0.12	0.02	0.10
Diluted earnings per share – adjusted (€) (*)	0.12	0.02	0.10

*) 2022 comparatives were amended to correct an error in calculations.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
NOTE 19: INTANGIBLE ASSETS
Policy
Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortised, but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired (note 11), and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
Intangible assets are measured at cost less accumulated amortisation and accumulated impairment losses. Amortisation of intangible assets with a finite useful life is allocated on a systematic basis over their useful life. Intangible assets with an indefinite useful life are not amortised.
Costs of developing software and other intangible assets are expensed until all recognition criteria are met, including the following:
• it can be demonstrated that the asset will generate probable future economic benefits; and
• the cost of the asset can be measured reliably.
The cost of an internally generated intangible asset is the sum of expenditures incurred from the time all requirements for recognition as an asset are met and until the time the asset is capable of operating in the manner intended by management.
Subsequent expenditures incurred in the operating stage to enhance an intangible asset are expensed as incurred unless the asset recognition criteria, including the ability to demonstrate increased probable economic benefits, are met. Assets’ maintenance costs are expensed as incurred.
Intangible assets with a finite expected useful life are amortised on a straight‑line basis from the point at which the asset is ready for use over the expected useful life. The amortisation period of software and licenses is normally 3 years, for trademarks 3 years, for customer relationships 9 to 11 years, and for other intangible assets it is between 1.5 and 10 years.
Estimation uncertainty
The amortisation method, expected useful lives and residual values used in the calculation of amortisation are based on estimates and are reassessed annually.
Significant judgment
Adevinta has significant activities related to developing new technology to deliver digital classified and advertising products for our customers and users. Judgment is required to determine whether the asset recognition criteria are met including expected economic benefits.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Development in net carrying amount in 2023, € million	Goodwill	Trademarks, indefinite	Trademarks, definite	Software and licences	Customer relations	Total
As at 1 January	6,930	3,132	134	263	421	10,880
Additions	–	–	0	112	–	112
Acquired through business combinations	3	–	–	–	–	3
Disposals	–	–	–	(0)	–	(0)
Disposals through sales of businesses	(11)	(2)	–	–	(0)	(13)
Reclassifications	(2)	–	–	3	–	1
Amortisation	–	–	(74)	(144)	(49)	(268)
Impairment loss	–	(146) (1)	–	(1)	–	(147)
Translation differences	0	(5)	–	(0)	(1)	(6)
As at 31 December	6,920	2,979	60	233	371	10,563
Of which accumulated cost	8,566	3,349	251	666	524	13,356
Of which accumulated amortisation and impairment loss	(1,645)	(370)	(191)	(433)	(154)	(2,793)

Development in net carrying amount in 2022, € million (unaudited)	Goodwill	Trademarks, indefinite	Trademarks, definite	Software and licences	Customer relations	Total
As at 1 January	8,420	3,457	127	313	474	12,790
Additions	0	–	0	80	–	80
Acquired through business combinations	14	–	–	0	–	14
Disposals	(0)	(0)	(0)	(2)	–	(2)
Disposals through sales of businesses	(9)	(0)	(0)	(2)	–	(12)
Reclassifications	–	(95)	95	(0)	–	–
Amortisation	–	(0)	(88)	(124)	(53)	(265)
Impairment loss	(1,492) (1)	(228) (1)	–	(3)	–	(1,722)
Translation differences	(3)	(2)	0	1	0	(4)
As at 31 December	6,930	3,132	134	263	421	10,880
Of which accumulated cost	8,621	3,360	251	564	529	13,398
Of which accumulated amortisation and impairment loss	(1,692)	(228)	(117)	(301)	(108)	(2,518)
(1) See note 11.

Trademarks with an indefinite expected useful life have been acquired through business combinations and management expects they will generate cash flows over an indefinite period of time considering the awareness of the trademark, current business plans, including incurring marketing and legal expenses to obtain the future economic benefits from the trademarks, and that the use of these trademarks is legally protected and is not limited by any economic or legal restrictions.
Additions in software and licenses mainly consist of internally developed intangible assets. Research and development expenditure that do not meet the criteria for recognition as intangible assets are recognised as an expense when incurred. Such expenses amounted to € 47 million in 2023 and € 46 million (unaudited) in 2022 and are mainly related to search for new and improved products and systems and expenses incurred prior to the asset recognition criteria are met.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
NOTE 20: PROPERTY, PLANT AND EQUIPMENT
Policy
Property, plant & equipment are depreciated on a straight‑line basis over their estimated useful life. Depreciation schedules reflect the assets’ residual value. Equipment, furniture and similar assets are amortised over 3‑10 years.

Development in net carrying amount in 2023, €million	Equipment, furniture and similar assets	Total
As at 1 January	28	28
Additions	8	8
Reclassifications	(1)	(1)
Depreciation	(13)	(13)
As at 31 December	22	22
Of which accumulated cost	169	169
Of which accumulated depreciation and impairment loss	(147)	(147)

Development in net carrying amount in 2022, €million (unaudited)	Equipment, furniture and similar assets	Total
As at 1 January	35	35
Additions	9	9
Reclassifications	1	1
Depreciation	(16)	(16)
As at 31 December	28	28
Of which accumulated cost	169	169
Of which accumulated depreciation and impairment loss	(141)	(141)

NOTE 21: FINANCIAL ASSETS AND LIABILITIES
Policy
Adevinta initially recognises loans, receivables and deposits on the date that they originate. All other financial assets and financial liabilities (including financial assets designated at fair value through profit or loss or other comprehensive income) are recognised initially on the trade date at which Adevinta becomes a party to the contractual provisions of the instrument. All financial instruments are initially measured at fair value plus or minus transaction costs with the exception of financial assets or financial liabilities measured at fair value through profit or loss.
On initial recognition financial instruments are classified in one of the following categories:
• Financial assets or financial liabilities at fair value (either through Other Comprehensive Income (OCI) or through profit or loss)
• Financial assets at amortised cost
• Equity instruments designated at fair value through OCI
• Financial liabilities at amortised cost
The classification of financial assets depends on both the entity’s business model for managing the financial asset and the contractual cash flow characteristics of the financial asset.
Financial assets or financial liabilities measured at fair value through profit or loss include financial assets or liabilities held for trading and acquired or incurred primarily with a view of selling or repurchasing in the near

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
term, and derivatives that are not held for trading but not designated for hedge accounting. These financial assets and liabilities are measured at fair value when recognised initially, and transaction costs are charged to expense as incurred. Subsequently, the instruments are measured at fair value, with changes in fair value, including interest income, recognised in profit or loss as financial income or financial expenses.
Financial assets measured at amortised cost are assets giving rise to cash flows that are solely payments of principal and interest on the principal amount outstanding. The category is included in the statement of financial position items “Non‑current financial assets”, “Trade receivables”, “Other current financial assets” and “Cash and cash equivalents”. Financial assets measured at amortised cost are recognised initially at fair value plus directly attributable transaction costs. After initial measurement, these financial assets are measured at amortised cost using the effective interest method, reduced by any impairment loss. Effective interest related to financial assets measured at amortised cost is recognised in profit or loss as “Financial income”.
The carrying amounts of trade and other current receivables are assumed to be the same as their fair values, due to their short‑term nature. Short‑term loans and receivables are, for practical reasons, measured at nominal values.
Adevinta classifies its investments in equity instruments as Financial assets at fair value through profit or loss unless an irrevocable election is made at initial recognition to classify the investments as equity instruments designated at fair value through OCI (FVOCI). Currently all equity instruments are designated at FVOCI. When designated at FVOCI, gains and losses are never recycled through profit or loss. Dividends are recognised as financial income in profit or loss. The carrying amount of investments in equity instruments is included in the statement of financial position item “Non‑current financial assets”. Equity instruments designated at fair value through OCI are not subject to impairment assessment.
Financial liabilities not included in any of the above categories are classified as financial liabilities measured at amortised cost. Financial liabilities measured at amortised cost are included in the statement of financial position items “Non‑current interest‑bearing borrowings”, “Non-current lease liabilities“, “Other non‑current financial liabilities”, “Current interest‑bearing borrowings”, “Current lease liabilities” and “Other current financial liabilities”. After initial measurement, these liabilities are measured at amortised cost using the effective interest method. Effective interest is recognised in profit or loss as financial expenses. Short‑term financial liabilities are, for practical reasons, measured at nominal values.
Financial assets are derecognised when the contractual rights to the cash flows from the financial asset expire and Adevinta has transferred substantially all the risks and rewards of ownership. Financial liabilities are derecognised when the obligation is discharged, cancelled or it expires. Any rights and obligations created or retained in such a transfer are recognised separately as assets or liabilities.
Financial assets and liabilities are offset, and the net amount presented in the Consolidated statement of financial position, when Adevinta has a legal right to offset the amounts and intends to settle on a net basis or to realise the asset and settle the liability simultaneously.
Management assesses, at each reporting date, the general pattern of deterioration or improvement in the credit quality of debt instruments (loans issued) carried at amortised costs or FVOCI. The amount of Expected Credit Loss (ECL) recognised as a loss allowance or provision depends on whether there has been a significant increase in credit risk.
For trade receivables, Adevinta applies a simplified approach in calculating ECLs. Adevinta does not track changes in credit risk, but instead has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. At each reporting date Adevinta recognises a loss allowance reflecting the lifetime expected credit losses based on the provision matrix. Changes in the loss allowance are recognised as other operating expenses. Impairment of all other financial assets is recognised as financial expenses.
Please see note 4 for the disclosures in relation to fair value measurements and note 21.5 for policy on hedge accounting.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
21.1 Financial instruments by category
Carrying amount of financial assets and liabilities divided into categories:

31 December 2023, € million	Note	Financial assets at amortised cost	Equity instruments at fair value through OCI	Financial assets at fair value through OCI	Financial liabilities at amortised cost	Financial liabilities at fair value through profit or loss	Total
Other non-current financial assets	21.2	154	26	–	–	–	180
Trade receivables	22	202	–	–	–	–	202
Other current financial assets	21.2	30	–	16	–	–	46
Cash and cash equivalents	29	57	–	–	–	–	57
Total financial assets		443	26	16	–	–	484
Non‑current interest‑bearing borrowings	21.4	–	–	–	1,771	–	1,771
Other non-current financial liabilities		–	–	–	–	3	3
Current interest‑bearing borrowings	21.4	–	–	–	9	–	9
Trade payables		–	–	–	68	–	68
Other current financial liabilities		–	–	–	–	4	4
Total financial liabilities		–	–	–	1,848	7	1,855

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

31 December 2022, € million (unaudited)	Note	Financial assets at amortised cost	Equity instruments at fair value through OCI	Financial assets at fair value through OCI	Financial liabilities at amortised cost	Financial liabilities at fair value through profit or loss	Total
Other non-current financial assets	21.2	140	33	66	–	–	239
Trade receivables	22	157	–	–	–	–	157
Other current financial assets	21.2	52	–	–	–	–	52
Cash and cash equivalents	29	70	–	–	–	–	70
Total financial assets		419	33	66	–	–	518
Non‑current interest‑bearing borrowings	21.4	–	–	–	2,183	–	2,183
Other non-current financial liabilities		–	–	–	–	4	4
Current interest‑bearing borrowings	21.4	–	–	–	9	–	9
Trade payables		–	–	–	43	–	43
Other current financial liabilities		–	–	–	–	4	4
Total financial liabilities		–	–	–	2,235	8	2,243

21.2 Other financial assets

	Non-current		Current
31 December, € million	2023	2022 (unaudited)	2023	2022 (unaudited)
Investments in equity and debt instruments	26	33	–	–
Loans issued (note 21.3)	153	140	25	49
Derivative financial instruments (note 21.5)
used for hedging	-	66	16	–
held for trading at FVTPL	–	–	–	0
Other financial assets	1	0	5	3
Total other financial assets	180	239	46	52

Details of the Group’s exposure to risks arising from current and non-current financial assets are set out in note 7.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

21.3 Interest-bearing loans issued

	Carrying amount		Fair value
31 December, € million	2023	2022 (unaudited)	2023	2022 (unaudited)
Loans issued to joint ventures and associates	138	122	135	113
Vendor loan notes	15	18	14	17
Total non-current interest-bearing loans	153	140	149	130
Loans issued to joint ventures and associates	21	7	21	7
Vendor loan notes	4	42	4	42
Total current interest-bearing loans	25	49	25	49
Total interest-bearing loans issued	177	189	174	179

Loans issued as at 31 December 2023 are denominated in BRL and € (31 December 2022 (unaudited): in BRL, € and USD, 31 December 2021: in BRL).
In October 2020 Adevinta issued a loan of BRL 949 million to OLX Brazil joint venture and the loan bears an interest of SELIC + 2% subject to 18 months grace period and has a tenor of 15 years (note 12). On 23 December 2022 Adevinta converted part of the loan into the equity instruments of OLX Brazil. The portion of the loan converted into equity corresponds to BRL 380 million (€76 million) of the principal amount leaving a remaining principal amount of BRL 569 million. After the partial conversion, the terms of the loan and the interest of the Group in the joint venture remained unchanged.
As consideration for the disposal of InfoBras in March 2022 (note 10), Adevinta issued a vendor loan note of € 18 million (unaudited) bearing an interest of 3.5% and maturing in 2029 with partial repayments starting from 2024.
Part of consideration for the disposal of the business in Australia in August 2022 (note 10) was a vendor loan note of €42 million (USD 44 million) (unaudited) bearing an interest of 3.5% and maturing in May 2023. The vendor loan note was collected in May 2023.
The fair values of non-current loans are based on discounted cash flows using a current borrowing rate. They are classified as level 3 fair values in the fair value hierarchy (note 4) due to the use of unobservable inputs, including own credit risk.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

21.4 Interest-bearing borrowings

	Carrying amount		Fair value
31 December, € million	2023	2022 (unaudited)	2023	2022 (unaudited)
Non-current interest-bearing borrowings
Senior Secured Facilities	726	1,144	772	1,130
Senior Secured Notes	1,045	1,039	1,050	985
Total non-current interest-bearing borrowings	1,771	2,183	1,822	2,115
Current interest-bearing borrowings
Senior Secured Facilities and other credit facilities	5	5	5	5
Senior Secured Notes	4	4	4	4
Total current interest-bearing borrowings	9	9	9	9
Total interest-bearing borrowings	1,780	2,193	1,831	2,124

Interest bearing borrowings as at 31 December 2023, 2022 and 2021 are denominated in € and USD currency.
Senior Secured Notes (the “notes”) amounting to €1,060 million consist of two tranches: €660 million aggregate principal amount of notes due in 2025, bearing interest at a rate of 2.625% per annum and €400 million aggregate principal amount of notes due in 2027, bearing interest at a rate of 3.000% per annum. The notes were issued pursuant to an indenture between, among others, Adevinta and Citibank N.A., London Branch, as trustee and security agent.
Concurrently with the consummation of the offering of the notes, Adevinta entered into a new senior secured Term Loan B facility consisting of a €900 million EUR‑denominated tranche (the “EUR TLB”) and a USD506 million US‑dollar‑denominated tranche (the “USD TLB” and, together with the EUR TLB, the “Term Loan B”). The EUR TLB bears interest at a rate per annum equal to EURIBOR (subject to a floor of zero) plus 2.50%, in accordance with the leveraged based margin ratchet. The USD TLB bears interest at a rate per annum equal to LIBOR (subject to a 0.75% floor) plus 2.75%, in accordance with the leveraged based margin ratchet. Adevinta entered into a deal-contingent forward starting 3 year cross‑currency interest rate swap, effectively converting the USD506 million USD TLB into €427 million with an all‑in fixed rate of 3.169% (note 7). During 2023 €(150) million from EUR TLB and €(237) million from USD TLB were repaid. During 2022 €(150) million in relation to the multicurrency revolving facility and €(165) million from EUR TLB were repaid. After repayments the outstanding notional principal amounts are €585 million for EUR TLB and USD189 million for USD TLB as at 31 December 2023.
The Term Loan B and the Senior Secured Notes are guaranteed by certain subsidiaries of Adevinta and eBay Classifieds Group and secured by shares of certain of the guarantors as well as certain material bank accounts and the intercompany receivables of Adevinta.
The fair values of non-current borrowings are based on discounted cash flows using a current borrowing rate. They are classified as level 3 fair values in the fair value hierarchy (note 4) due to the use of unobservable inputs, including own credit risk.
Adevinta has complied with the financial covenants of its borrowing facilities during the 2023 and 2022 reporting periods, see note 7 for details.
Details of the Group’s exposure to risks arising from current and non‑current borrowings and the implications of the Offer (see note 1) on the Group’s outstanding debt are set out in note 7.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
21.5 Derivatives and hedging activities
Policy
The Group designates certain derivatives as hedges of a particular risk associated with the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges).
At inception of the hedge relationship, and on an ongoing basis, the Group documents the economic relationship between hedging instruments and hedged items, including whether changes in the cash flows of the hedging instruments are expected to offset changes in the cash flows of hedged items. The Group documents its risk management objective and strategy for undertaking its hedge transactions.
The effective portion of changes in the fair value of derivatives designated as hedging instruments in cash flow hedges is recognised in other comprehensive income and is accumulated in the hedging reserve. The ineffective portion is recognised in profit or loss.

Amounts accumulated in equity are reclassified in the periods when the hedged item affects profit or loss, as follows:
• The gain or loss relating to the effective portion of the interest rate swaps hedging variable rate borrowings is recognised in profit or loss within finance cost at the same time as the interest expense on the hedged borrowings.
• In other cash flow hedges the hedging reserve will be reclassified to profit or loss when the hedged expected future cash flows affect profit or loss.
When a hedging instrument in a cash flow hedge expires, or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remains in equity until the forecast transaction occurs. When the forecast transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging that were reported in equity are immediately reclassified to profit or loss.
Changes in the fair value of derivatives not designated as hedging instruments are recognised in financial income or expenses.
A hedging derivative is classified as a non‑current asset or liability when the remaining maturity of the hedged item is more than 12 months; it is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.
Hedge effectiveness
Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments, to ensure that an economic relationship exists between the hedged item and hedging instrument.
The Group enters into cross-currency interest rate swap that has similar critical terms as the hedged item, such as reference rate, payment dates and notional amount. As all critical terms matched during the year, there is an economic relationship.
Hedge ineffectiveness for interest rate swaps is assessed using the same principles as for hedges of foreign currency purchases. It may occur due to:
• differences in the timing of cash flows of the hedged items and the hedging instruments;
• changes to the forecasted amount of cash flows of hedged items and hedging instruments;
• different indexes (and accordingly different curves) linked to the hedged risk of the hedged items and hedging instruments
• the counterparties’ credit risk differently impacting the fair value movements of the hedging instruments and hedged items.
Hedge ineffectiveness in relation to the interest rate swaps was negligible for 2023, 2022 and 2021.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Derivatives not designated as hedging instruments
The Group used foreign exchange forward contracts to hedge some of its foreign currency transaction exposures in 2023 and 2022 for which hedge accounting was not applied. The impact of these derivatives on the statement of financial position and the income statement was negligible in 2023, 2022 and 2021.

Derivatives designated as hedging instruments
Cash flow hedges
The Group is holding the following derivative instruments which have been designated as hedging instruments to hedge future exposures in currency and interest rate risks related to forecasted cash flows:

	Maturity
	Less than 1 months	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	>1 year	Total
As at 31 December 2023
Foreign exchange forward contracts (highly probable forecasted flows)
Notional amount (in € million)	(3)	(6)	(9)	(9)	(8)	–	(34)
Average forward rate (CAD/EUR)	1.4644	1.4672	1.4702	1.4747	1.4799	–	1.4732
Cross‑currency interest swap contracts (borrowings)
Notional amount (in € million)	–	–	189	–	–	–	189
Average forward rate (USD/EUR)	–	–	1.18510	–	–	–	1.18510

	Maturity
	Less than 1 months	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	>1 year	Total
As at 31 December 2022 (unaudited)
Foreign exchange forward contracts (highly probable forecasted flows)
Notional amount (in € million)	–	(42)	–	–	–	–	(42)
Average forward rate (USD/EUR)	–	1.0598	–	–	–	–	1.0598
Notional amount (in € million)	(3)	(5)	(9)	(10)	(9)	-	(36)
Average forward rate (CAD/EUR)	1.4483	1.4516	1.4574	1.4633	1.4673	–	1.46003
Cross‑currency interest swap contracts (borrowings)
Notional amount (in € million)	–	–	–	–	–	467	467
Average forward rate (USD/EUR)	–	–	–	–	–	1.18510	1.18510

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

	Maturity
	Less than 1 months	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	>1 year	Total
As at 31 December 2021
Foreign exchange forward contracts (highly probable forecasted flows)
Notional amount (in € million)	2	3	5	3	–	–	13
Average forward rate (USD/EUR)	1.19078	1.19180	1.19390	1.19572	–	–	–
Cross‑currency interest swap contracts (borrowings)
Notional amount (in € million)	–	–	–	–	–	445	445
Average forward rate (USD/EUR)	–	–	–	–	–	1.18510	1.18510

Hedging instruments recognised in the statement of financial position are as follows:

	Notional amount	Carrying amount	Line item in the statement of financial position
31 December 2023 € million
Cross‑currency interest swap contracts on borrowings	189	16	Other current financial assets
Foreign currency forward contracts in relation to royalty income	34	0	Other current financial liabilities

31 December 2022 (unaudited), € million
Foreign currency forward contracts in relation to the loans issued	42	0	Other current financial assets
Cross‑currency interest swap contracts on borrowings	467	66	Non-current financial assets
Foreign currency forward contracts in relation to royalty income	36	0	Other current financial liabilities

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

The changes of hedged items presented in the Hedging reserve in statement of financial position are as follows:

Hedging reserve, € million	2023	2022 (unaudited)	2021
USD vendor loan note issued (hedged by foreign currency forward contracts (€/USD))	--	(2)	--
Foreign currency forward contracts in relation to highly probable purchase of services	--	–	1
USD borrowings (hedged by cross-currency interest swap contracts (€/USD))	13	(27)	2
Cross‑currency swap contracts (€/NOK)	--	–	4
Highly probable forecasted business combination	--	–	56
Total	13	(29)	63

The changes of the cash flow hedges (net effect of hedging instruments and hedged items) presented in the statement of other comprehensive income are as follows:

Total hedging gain / (loss) recognised in OCI (Hedging reserve), € million	2023	2022 (unaudited)	2021
USD borrowings and cross currency interest swap contract (€/USD)	(8)	22	7
USD vendor loan note issued and foreign currency forward contracts (€/USD)	2	(2)	–
Foreign currency forward contracts in relation to the provision of services / purchases of services	(0)	(1)	1
Highly probable forecasted business combination	--	–	56
Total	(5)	19	65

21.6 Financial liabilities related to business combinations and increases in ownership interests
The contingent considerations recognised as at 31 December 2023 amounted to €5 million of which €2 million mature within 1 year and €3 million mature between 1 and 2 years after the reporting date (31 December 2022 (unaudited): €6 million of which €2 million mature within 1 year and €4 million mature between 1 and 2 years after the reporting date, 31 December 2021: €3 million maturing between 1 and 2 years after the reporting date). Movements in contingent consideration during 2023, 2022 and 2021 were immaterial.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

NOTE 22: TRADE RECEIVABLES AND CONTRACT ASSETS AND LIABILITIES

Trade receivables

31 December, € million	2023	2022 (unaudited)
Trade receivables	230	178
Less provision for impairment of trade receivables	(27)	(21)
Trade receivables, net	202	157

The breakdown of trade receivables by due date is as follows:

31 December, € million	2023	2022 (unaudited)
Not due	164	123
Past due 0-45 days	25	24
Past due 46-90 days	14	4
Past due over 90 days	27	29
Total	230	178

Contract assets and liabilities
The contract assets primarily relate to Adevinta’s rights to consideration for advertisements delivered but not billed at the reporting date. No significant credit losses are expected on contract assets.
The contract liabilities relate to payments received in advance of performance under advertising and classified contracts. Contract liabilities are recognised as revenue when Adevinta performs under the contract.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

The following table provides information about receivables and significant changes in contract assets and contract liabilities from contracts with customers.

	2023			2022 (unaudited)
€ million	Receivables from contracts with customers	Contract assets	Contract liabilities	Receivables from contracts with customers	Contract assets	Contract liabilities
Balance as at 1 January	157	39	66	143	39	68
Transfers from/to other headings	–	–	–	(3)	1	2
Net of cash received and revenues recognised during the period from continuing operations	19	45	6	(12)	38	(1)
Transfer from contract assets recognised at the beginning of the period to receivables	39	(39)	–	39	(39)	–
Acquisitions through business combinations	0	–	0	0	-	0
Disposals through sales of businesses	(1)	(0)	(1)	(3)	–	(3)
Impairment losses recognised during the period from continuing operations	(12)	–	–	(7)	–	–
Reclassification to assets held for sale	–	–	–	(1)	(0)	(1)
Translation differences	(0)	(0)	0	1	0	0
Balance as at 31 December	202	45	71	157	39	66

All contracts have a duration of one year or less, hence contract liabilities at the beginning of the period are recognised as revenue during the period. Remaining performance obligations at the reporting date have original expected durations of one year or less. The Group applies the practical expedient and does not disclose information about remaining performance obligations that have an original expected duration of one year or less.
Contract costs
In 2023, 2022 and 2021, no significant incremental commission fees were capitalised and no impairment loss related to capitalised contract costs was recognised.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
NOTE 23: OTHER NON-CURRENT AND CURRENT ASSETS
As at 31 December the Group had recognised the following other non-current and current assets:

	Non-current		Current
31 December, € million	2023	2022 (unaudited)	2023	2022 (unaudited
Public duties receivable	–	–	48	11
Prepaid expenses and deposits given	22	15	39	25
Other assets	–	–	7	19
Total	22	15	94	55

Public duties mainly include VAT receivables.

NOTE 24: EQUITY
Policy
Own equity instruments which are acquired (treasury shares) are deducted from equity. No gain or loss is recognised in profit or loss on the purchase, sale, issue or cancellation of treasury shares. Consideration paid or received is recognised directly in equity.

The development in share capital and other paid‑in equity is set out in the statement of changes in equity.

	Total number of shares
	Shares outstanding		Treasury shares		Issued
	Class A	Class B	Class A	Class B	Class A	Class B
As at 31 December 2020	684,896,275	–	52,227	–	684,948,502	–
Capital increase	342,474,251	197,520,228	–	–	342,474,251	197,520,228
Increase in treasury shares	(1,700,000)	–	1,700,000	–	–	–
Decrease in treasury shares	431,173	–	(431,173)	–	–	–
Conversion of class B shares into class A shares	138,264,160	(138,264,160)	–	–	138,264,160	(138,264,160)
As at 31 December 2021	1,164,365,859	59,256,068	1,321,054	–	1,165,686,913	59,256,068
Increase in treasury shares	(10,000,000)	–	10,000,000	–	–	–
Decrease in treasury shares	2,673,052	–	(2,673,052)	–	–	–
As at 31 December 2022 (unaudited)	1,157,038,911	59,256,068	8,648,002	–	1,165,686,913	59,256,068
Decrease in treasury shares	1,903,732	–	(1,903,732)	–	–	–
As at 31 December 2023	1,158,942,643	59,256,068	6,744,270	–	1,165,686,913	59,256,068

The total share capital of the Company is NOK 244,988,596.20 divided into 1,165,686,913 class A shares (ordinary shares) and 59,256,068 class B shares (non‑voting shares), in total 1,224,942,981 shares, each with a nominal value of NOK 0.20. The class A shares represent NOK 233,137,382.60 and the class B shares represent NOK 11,851,213.60 of the total share capital.

The class B shares are not listed on the Oslo Stock Exchange, but are exchangeable into class A shares on a one‑for‑one basis on the terms and conditions set out in the Company’s amended Articles of Association.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
In relation to the completion of Adevinta ASA’s acquisition of eBay Classifieds Group, on 24 June 2021, as part of the consideration for the acquisition of eCG, eBay International Management B.V. subscribed for 137,737,961 ordinary shares (“class A shares”) in Adevinta ASA. Further, eBay International Holding GmbH subscribed for 204,736,290 class A shares and 197,520,228 shares of a new class of non‑voting shares (“class B shares”) in Adevinta ASA.
As a result, eBay, through its indirect ownership in eBay International Management B.V. and eBay International Holding GmbH, indirectly owned as of 24 June 2021 342,474,251 class A shares representing approximately 33.3% of the class A shares and associated voting rights in the Company, and 197,520,228 class B shares, which together with the class A shares issued to eBay amounted to approximately 44% of the Company’s outstanding share capital. On 25 June 2021 the share capital increase was registered in the Norwegian Register of Business Enterprises.
On 14 July 2021 an agreement between eBay Inc. and Permira was signed, which committed eBay to sell approximately 125 million class A shares in Adevinta (10.2% stake in Adevinta) to funds advised by Permira. eBay additionally granted Permira a 30‑day option to purchase an additional 10 million class A shares at the same price. On 29 July 2021, Permira exercised the 30‑day option granted by eBay to purchase an additional 10 million class A shares at the same price. The transaction between eBay Inc. and Permira was completed on 18 November 2021, and eBay sold 134,743,728 class A shares in Adevinta, representing an 11% stake in Adevinta, to Permira.
Following completion of the transaction between eBay Inc. and Permira, eBay International Management B.V. held 2,994,233 class A shares in the Company and eBay International Holding GmbH, which is 100% owned by eBay, converted 138,264,160 class B shares into class A shares, which resulted in eBay International Holding GmbH holding 343,000,450 class A shares and 59,256,068 class B shares.
As a result of the foregoing, eBay, through its ownership in eBay International Management B.V. and eBay International Holding GmbH, indirectly owned 345,994,683 class A shares, representing approximately 29.7% of the class A shares and associated voting rights in the Company, and 59,256,068 class B shares, which together with the class A shares issued to eBay, amounted to approximately 33.1% of the Company’s outstanding share capital.
On November 28, 2022, eBay Inc., through its subsidiary eBay International Holding GmbH, has sold 1,019,568 class A shares in Adevinta ASA, to comply with the regulatory requirements set by the Austrian competition authorities for the acquisition of eBay Classifieds Group by Adevinta. As a result of the foregoing, eBay, through its ownership of eBay International Management B.V. and eBay International Holding GmbH, indirectly owned in total 344,975,115 Class A Shares, representing approximately 29.6% of the Class A Shares and associated voting rights in the Company, and 59,256,068 Class B Shares. In total, eBay indirectly owns 404,231,183 shares in the Company representing approximately 32.999% of the Company's outstanding share capital.
The Annual General Meeting of Adevinta ASA held 29 June 2022, authorised the Board to buy-back own shares up to a nominal value of NOK 24,498,859 with a minimum amount of NOK 20 and a maximum amount of NOK 750 paid per share. The Board is free to decide on the acquisition method and possible subsequent sale of the shares. The shares may serve as settlement in the Company’s share-based incentive schemes, as well as employee share saving plans, and may be used as settlement in acquisitions, and to improve the Company’s capital structure. This authorisation is valid until the Annual General Meeting of the Company in 2023, but in no event later than 30 June 2023.
At the Annual General Meeting of 29 June 2022 it was also resolved to authorise the Board to increase the share capital of Adevinta ASA, cf. the Public Limited Liability Companies Act Section 10‑14 (1). The Board’s authorisation may be carried out on multiple occasions, but should not exceed an aggregate of NOK 24,498,859. The Board was further authorised to issue convertible loans to a total amount of NOK 7,500,000,000 (or equivalent in other currencies) whereby the share capital may be increased by a total of NOK 24,498,859 as a result of such conversions taking place. Both the Board’s authorisation to increase the share capital and the issuance of convertible loans is restricted so that they cannot be utilised to issue shares and convertible loans that in the aggregate would result in a share capital increase in excess of the Maximum Amount upon full conversion of any convertible loans. The authorisation will lapse at the time of the Annual General Meeting of the Company in 2023, but no later than 30 June 2023.

At the Annual General Meeting of 29 June 2023 it was resolved to authorise the Board to increase the Company’s share capital by up to NOK 24,498,859 by the issue of shares in any or all share classes as may

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
be issued at the time of the use of the authorisation. The authorisation will lapse at the time of the Annual General Meeting of the Company in 2024, but no later than 30 June 2024.
The Board of Directors is authorised pursuant to the Norwegian Public Limited Liability Companies Act to acquire and dispose of own shares in any or all share classes as may be issued at the time of the use of the authorisation in Adevinta ASA. The total nominal value of the shares acquired by the Company may not exceed NOK 24,498,859.
As at 31 December 2023, voting rights held by Schibsted, eBay and Permira were 30%, 30% and 12%, respectively (rounded).

Treasury shares
On 3 March 2021 a buy‑back programme to settle the 2021 long term incentive obligation was announced. Adevinta ASA acquired 1,700,000 treasury shares in March 2021 at the Oslo Stock Exchange amounting to €22 million. In 2021, a total of 431,173 treasury shares were transferred to employees in connection with the settlement of share-based incentives schemes and sold through brokers to cover the participant’s tax liabilities in relation to the shares transferred. Further information with respect to these programmes is published on our website.
On 24 February 2022, Adevinta ASA announced the decision to initiate a buy-back of up to 10 million of its own shares. The share buy-back programme was structured into two tranches. The first tranche was completed on 22 March 2022 and comprised a buy-back of 4 million shares amounting to €37 million. The second tranche was completed on 18 October 2022 and comprised a buy-back of 6 million shares amounting to €42 million. The purpose of the buy-back was to acquire shares to be used as settlement in the Company’s share-based incentive plans over the next 3 years. In 2022, a total of 2,673,052 treasury shares were transferred to employees in connection with the settlement of share-based incentive schemes and sold through brokers to cover the participant’s tax liabilities in relation to the shares transferred.
In 2023, a total of 1,903,732 treasury shares were transferred to employees in connection with the settlement of share-based incentives schemes and sold through brokers to cover the participant’s tax liabilities in relation to the shares transferred. Further information with respect to these incentives is published on the Group’s website.

NOTE 25: OTHER NON-CURRENT AND CURRENT LIABILITIES

As at 31 December the Group had recognised the following other non-current and current liabilities:

	Non-current		Current
31 December, € million	2023	2022 (unaudited)	2023	2022 (unaudited)
Public duties payable	–	–	102	67
Accrued salaries and other employment benefits	2	1	132	74
Accrued expenses	–	–	166	110
Provisions (note 26)	18	24	28	10
Other liabilities	0	0	4	4
Total	20	25	431	265
Public duties are mainly related to VAT and include digital services tax.
The increase in accrued salaries and other employment benefits is mainly related to the expected manner of settlement having changed from shares to cash on a pro-rata basis for most of the Company’s share-based employee incentives awards (note 15), due to the Offer (see note 1), resulting in an increase in liabilities of €43 million. Accrued expenses in 2023 were impacted by Offer related external costs (€(24) million).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Current liabilities related to digital services tax in France
The French digital services tax legislation (DST) was enacted in July 2019 and applicable retrospectively from 1 January 2019.
The main features of the DST bill are a single rate of 3% to be levied on gross revenue derived from two types of activities if deemed to be made or supplied in France:
• The supply, by electronic means, of a digital interface that allows users to contact and interact with other users, in particular in view of delivering goods or services directly between those users.
• Services provided to advertisers or their agents enabling them to purchase advertising space located on a digital interface accessible by electronic means in order to display targeted advertisements to users located in France, based on data provided by such users.
Taxpayers of DST are defined as companies (wherever their location) for which the annual revenue received in consideration for taxable services cumulatively exceeds both of the following thresholds in the previous tax year:
• €750 million of worldwide revenue; and,
• €25 million of revenue generated in France.
The DST applies to digital services revenue for 2019, 2020, 2021 and 2022. DST expenses negatively impact Adevinta Group’s EBITDA and are deductible for corporate income tax purposes.
In Q3 2022 Adevinta received a ruling reply from the French tax authorities. Based on this ruling most of Adevinta’s revenues in France would be subject to French DST. Adevinta, supported by external legal counsel opinion, disagrees with the ruling and has therefore appealed it. Despite disagreeing with this ruling, in October 2022 and in December 2022 Adevinta paid, respectively, on account €11 million related to DST for 2022 and € 22 million related to FY 2019-2021. Adevinta made these payments to act in good faith and maintain its good standing status with the French tax authorities and to also prevent penalties and interest that may become due in the ensuing period should the options Adevinta is pursuing to refute the ruling not materialise. An outstanding amount of €6 million related to LBC France FY 2019-2020 period was paid in Q3 2023. The final outcome of the appeal and other actions is uncertain, but due to the existing ruling management had at 31 December 2022 decided to recognise the payments made and an accrual for the outstanding amounts as an expense in accordance with the principles in the tax ruling which amounts to €40 million (€11 million related to FY2022 presented in “Other operating expenses” and €28 million related to FY2019-2021 presented in “Other expense”). In 2023 an expense amounting to €(14) million has been recognised in “Other operating expenses” and a liability for payable DST of €3 million was included in “Public duties payable” as at 31 December 2023 (31 December 2022: €8 million).

NOTE 26: PROVISIONS AND CONTINGENT LIABILITIES
Policy
Provisions are recognised when Adevinta has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognised for future operating losses. The provision is calculated based on the best estimate of future cash outflows. If the effect is material, future cash outflows will be discounted using a current pre‑tax interest rate that reflects the risks specific to the provision. The increase in the provision due to the passage of time is recognised as an interest expense.
A provision for restructuring costs is recognised when a constructive obligation arises. Such an obligation is assumed to have arisen when the restructuring plan is approved by management and the implementation of the plan has begun or its main features are announced to those affected by it.
Contingent liabilities are possible obligations arising from past events whose existence depends on the occurrence of uncertain future events or a present obligation arising from past events for which it is not probable that an economic outflow will be required to settle the obligation or where the amount of the

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
obligation cannot be measured reliably. Adevinta classifies contingent liabilities as those events where an outflow of resources from the Group is not probable. Contingent liabilities are not recognised in the consolidated financial statements, except for those arising from business combinations. Contingent liabilities are disclosed, unless the probability that an economic outflow will be required to settle the obligation is remote.

Estimation uncertainty
The nature of a provision leads to some degree of uncertainty. A provision is made and calculated based on assumptions at the time the provision is made and will be routinely updated when new information is available. Provisions are constantly monitored and adjusted to reflect the current best estimate.
Defined benefit plans obligations are calculated based on a set of selected financial and actuarial assumptions. Changes in parameters such as discount rates, mortality rates, future salary adjustments, etc. could have substantial impacts on the estimated pension liability.

Significant judgment
Management applies judgment when assessing contingent liabilities, by considering the likelihood of occurrence of future events that are uncertain, and the valuation of any potential future obligation derived from them. Management believes that certain digital services are out of scope for digital services tax in Spain and hence have not recognised a liability for such services, but there is uncertainty related to this assessment as disclosed further below.
Contingent liabilities require a continued assessment to determine whether circumstances have changed, especially whether an outflow of resources has become probable.

The table below shows provisions recognised by the Group:

	Non-current		Current
31 December, € million	2023	2022 (unaudited)	2023	2022 (unaudited)
Provision for restructuring costs (note 26.1)	4	11	5	4
Pension liabilities (note 26.2.2)	12	10	–	–
Other provisions	2	3	23	6
Total	18	24	28	10

26.1 Restructuring
Restructuring provision relates mainly to the reorganisation in France and predominantly includes termination benefits. Adevinta announced its “Growing at Scale” strategy in November 2021. As part of this strategy Adevinta started a transformation process resulting in the loss of a number of jobs in Europe, mostly in France. In relation to this a restructuring plan for France was drawn up and announced to the local union representatives in 2022. The restructuring is expected to be completed by 2025.
During 2023 €3 million of the provision was used and €4 million of unused provision was reversed.

26.2 Pension plans
Adevinta has both defined contribution plans and defined benefit plans.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
26.2.1 Defined contribution pension plans
In the defined contribution plans, the company pays an agreed annual contribution to the employee’s pension plan, but any risk related to the future pension is borne by the employee. For these plans, the pension cost will be equal to the contribution paid to the employees’ pension plan. Once the contributions have been paid, there are no further payment obligations attached to the defined contribution pension, hence no liability is recognised in the statement of financial position.
An expense related to defined contribution pension plans or multi‑employer pension plans accounted for as defined contribution plans of €(5) million (2022 (unaudited): €(5) million, 2021: €(2) million) is presented within “Personnel expenses” line in the income statement.
26.2.2 Defined benefit pension plans and other defined obligations
In a defined benefit plan the company is responsible for paying an agreed pension to the employee, and the risk related to the future pension is hence borne by Adevinta.
In a defined benefit plan, the net liability recognised is the present value of the benefit obligation at the reporting date, less fair value of plan assets. The present value of defined benefit obligations, current service cost and past service cost is determined using the projected unit credit method and actuarial assumptions regarding demographic variables and financial variables. Net pension expense includes service cost and net interest on the net defined benefit liability recognised in profit or loss and remeasurements of the net defined benefit liability recognised in other comprehensive income.
Past service cost is the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment. Past service cost is recognised at the earlier date of when the plan amendment or curtailment occurs and when related restructuring costs or termination benefits are recognised.
The defined benefit pension obligations relate to companies in France and Norway. In addition, there are other defined benefit obligations from companies in Italy.

€ million	2023	2022 (unaudited)	2021
Net (income)/expense defined benefit obligation	3	2	2
Of which recognised in Profit or loss – Personnel expenses	1	3	2
Of which recognised in Profit or loss – Financial expenses	0	(0)	0
Of which recognised in Other Comprehensive Income – remeasurements of defined benefit pension liabilities	2	(2)	(0)

Changes in defined benefit obligations:

€ million	2023	2022 (unaudited)	2021
Liability as of 1 January:	10	9	7
Current and past service cost	1	3	2
Settlements	(1)	(1)	(0)
Interest expense	0	0	0
Remeasurements	2	(2)	(0)
Liability as of 31 December:	12	10	9

26.3 Current and contingent liabilities related to digital services tax in Spain

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
The DST in Spain levies a 3% tax over certain digital services and is effective from January 2021 for groups with worldwide revenue above €750 million and Spanish revenues applicable to DST above €3 million, with the first payment made in 2021.
The assessment of the extent that Spanish DST is applicable to Adevinta Group is surrounded by a high degree of uncertainty. The main uncertainties relate to which of the services that Adevinta Group provided to its users in Spain are to be considered within the scope of DST. The current interpretation points to the non‑inclusion of some of the said services and hence the paid amounts and the liability for DST in Spain recognised as at 31 December 2023 have been based on such interpretation. Should the interactions with the Spanish Tax Authorities and other actions conclude differently, the additional payable DST amounts are not expected to exceed €18 million in total for 2023, 2022 and 2021.

NOTE 27: INCOME TAXES
Policy
Deferred tax assets relating to tax deficits and other tax‑reducing temporary differences are recognised to the extent that it is probable that they can be applied against future taxable income.

Significant judgment
To determine the amount of deferred tax assets that can be recognised, Adevinta considers the history of taxable profits and losses, the likely timing and the level of future taxable profits based on management’s expectations and market knowledge together with tax planning strategies. For unrecognised deferred tax assets see table below.

Regulatory developments
In December 2021, the Organisation for Economic Co-operation and Development (OECD) issued model rules for a new global minimum tax framework (Pillar Two), and various governments around the world have issued, or are in the process of issuing, legislation on this. In the countries where Adevinta is headquartered or operates, being mainly Norway, France, Germany, Spain, Netherlands, Italy, Belgium and Canada, the governments released draft legislation on Pillar Two during May – December 2023, but final legislation has not been enacted in 2023. If and when enacted, the legislation is expected to be effective for the Group’s financial year beginning 1 January 2024. Adevinta has done a preliminary assessment of the potential exposure to Pillar Two income taxes based on the 2022 tax filings, country-by-country reporting and financial statements for the constituent entities in the Group. Based on this assessment, Management does not expect any significant impact on the Group’s income taxes as a consequence of Pillar Two, but this could change depending on the developments of the data used for the assessment in future tax years. An updated assessment will be performed once 2023 tax filings, country-by-country reporting and financial statements are available.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Adevinta’s income tax expense comprises the following:

€ million	2023	2022 (unaudited)	2021
Current income taxes	(137)	(40)	(65)
Deferred income taxes	101	23	46
Tax (expense) income	(36)	(17)	(19)
Of which recognised in profit or loss from continuing operations	(40)	(10)	(19)
Of which recognised in other comprehensive income	4	(7)	(0)

The relationship between tax expense and accounting profit (loss) before taxes is as follows:

€ million	2023	2022 (unaudited)	2021
Profit (loss) before taxes from continuing operations	(107)	(1,756)	(35)
Tax (expense) income based on weighted average nominal tax rate*	24	463	9
Tax effect of share of profit (loss) of joint ventures and associates	(20)	(26)	(3)
Tax effect of impairment loss on goodwill and other intangible assets	–	(399)	(1)
Tax effect of gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates	0	14	(8)
Tax effect of foreign currency translation effects for the Norwegian tax group	(21)	–	–
Tax effect of Aurelia Offer related costs	(5)	–	–
Tax effect of other permanent differences	(14)	(15)	(16)
Current period unrecognised deferred tax assets	(12)	(20)	(10)
Previously unrecognised tax losses used in current period	9	32	1
Reassessment of deferred taxes	(1)	(69)	9
Adjustments of previously recognised income tax provisions	–	12	–
Other	(1)	(3)	(0)
Tax (expense) income recognised in profit or loss from continuing operations	(40)	(10)	(19)
*Weighted average nominal tax rate	23%	26%	26%

The weighted average nominal tax rate varies over time due to differentials in nominal tax rates and variations in profit before tax in the countries where Adevinta operates.
The tax expense in 2023 increased compared to 2022, mainly due to improved profit before tax. The tax expense in 2023 was also negatively impacted by foreign exchange adjustment in the Norwegian tax group.
Tax effect of other permanent differences in 2023 mainly includes tax effect from non‑deductible operating and finance expenses and tax‑free dividends. In 2022 and 2021 non-deductible acquisition costs were also included.
The tax expense for 2022 was positively impacted by €32 million (unaudited) of previously unrecognised tax losses used in the current period mainly in the Norwegian tax Group and negatively impacted by €(69) million (unaudited) from the reassessment of previously recognised deferred tax assets in the Dutch tax group as it is uncertain whether sufficient future tax profits will become available to utilise such assets.
Adjustments of previously recognised income tax provisions in 2022 include mainly an adjustment of an income tax provision related to the Mexican operations.
Tax expense for 2021 is positively impacted by €9 million from the reassessment of previously unrecognised deferred tax assets. The recognition is based on obtaining assurance that future tax benefits can now be utilised against taxable profits of tax groups in Spain and France.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Adevinta’s net deferred tax liabilities (assets) are made up as follows as at 31 December:

€ million	2023	2022 (unaudited)
Current items	(12)	(4)
Intangible assets	708	766
Other non-current items	(70)	(29)
Unused tax losses	(98)	(113)
Calculated net deferred tax liabilities (assets)	529	620
Unrecognised deferred tax assets	124	134
Net deferred tax liabilities (assets) recognised	653	754
Of which deferred tax liabilities	656	757
Of which deferred tax assets	(3)	(3)

Adevinta’s unrecognised deferred tax assets relate mainly to operations with tax losses where it’s uncertain whether sufficient future taxable profits will become available to utilise such losses, which mainly relate to operations in the Netherlands and Italy. The majority of these tax losses can be carried forward for an unlimited period.
The development in the recognised net deferred tax liabilities (assets):

€ million	2023	2022 (unaudited)
As at 1 January	754	744
Change included in tax expenses from continuing operations	(97)	(30)
Change included in tax expenses from discontinued operations (note 10)	–	33
Change included in other comprehensive income	(4)	7
Reclassifications	1	–
Disposal through sale of businesses	0	–
Translation difference	(2)	(1)
As at 31 December	653	754

Deferred tax liabilities and assets are offset for liabilities and assets in companies which are included in local tax groups.

NOTE 28 LEASE AGREEMENTS
Policy
Adevinta assesses at contract inception whether a contract is, or contains, a lease. For short‑term leases and leases of low‑value assets, lease payments are recognised on a straight‑line basis or other systematic basis over the lease term. All other leases are accounted for under a single on‑balance sheet model implying recognition of lease liabilities and right‑of‑use assets as further described below. The Group separates non‑lease components from lease components and accounts for each component separately.
At the commencement date of a lease, a lease liability is recognised for the net present value of remaining lease payments to be made over the lease term. The present value is calculated using the incremental borrowing rate if the interest rate implicit in the lease is not readily determinable. The lease term is the non‑cancellable period of a lease together with both periods covered by an option to extend the lease if the

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Group is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Group is reasonably certain not to exercise that option. Lease payments include penalties for terminating leases if the lease term reflects the exercise of such an option.
At the commencement date of a lease, a right‑of‑use asset, representing the right to use the underlying asset during the lease term, is recognised at cost. The cost of the right‑of‑use asset includes the amount of the lease liability recognised, any initial direct costs incurred, and lease payments made on or before the commencement date less any lease incentives received.
In relation to leases acquired in a business combination, Adevinta measures the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right‑of‑use assets are measured at an amount equal to the lease liabilities, adjusted to reflect favourable or unfavourable terms of the lease when compared with market terms.
Lease liabilities are subsequently increased by interest expenses, reduced by lease payments made and remeasured to reflect any reassessment or lease modification or to reflect revised in‑substance fixed lease payments. A lease modification is a change in the lease term, a change in the assessment of an option to purchase the underlying asset in the context of a purchase option or a change in the future lease payments.
Right‑of‑use assets are subsequently measured at cost less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities.
Right‑of‑use assets are depreciated on a straight‑line basis over the shorter of the lease term and the estimated useful life of the underlying asset.
Adevinta mainly has lease contracts for office buildings and vehicles used in its operations. For most leases of office equipment, such as personal computers, photocopiers and coffee machines, Adevinta has applied the recognition exemption for leases of low‑value assets (below €5,000).
Leases of office buildings generally have lease terms between three and 15 years, while motor vehicles generally have lease terms between one and three years.
Estimation uncertainty
The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased‑asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.
Adevinta cannot readily determine the interest rate implicit in the lease, therefore it uses its incremental borrowing rate (IBR) to measure lease liabilities. IBR is estimated using observable inputs, such as market interest rates, when available. It is required to make certain entity‑specific estimates such as the subsidiary’s stand‑alone credit rating.
Effects of leases on the consolidated financial statements
The Group’s leases are primarily related to office buildings. Leases of cars are also recognised, while leases of office equipment, such as personal computers, photocopiers and coffee machines, to a large degree are considered of low value and not included. There are no significant variable lease payments.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

The most significant leases are:

User of the office building	Address	End of lease term
Mobile.de GmbH and Kleinanzeigen	Dernburgstrasse 50 / Herbartstrasse 18, Berlin	2030
Adevinta France	UFO – 26 Rue des Jeuneurs, Paris	2029
Adevinta Spain and HQ Functions	Ciudad de Granada 150, Barcelona	2028
Adevinta France	85 Rue de Faubourg Saint Martin, Paris	2026
Distilled Ireland	Latin Hall 8, Dublin	2026
Subito Italy	via Benigno Crespi 19, Milano	2025
Marktplaats BV	Wibaustraat 224, Renault BLDG, Amsterdam	2025
Mobile.de GmbH	J9, Albert Einstein Ring 26, Kleinmachnow	2025

Income statement

€ million	2023	2022 (unaudited)	2021
Expense related to short-term leases and low value assets	(4)	(4)	(2)
Gross operating profit (loss)	(4)	(4)	(2)
Depreciation of right-of-use asset	(20)	(19)	(18)
Share of profit (loss) of joint ventures and associates	(1)	(1)	(1)
Operating profit (loss)	(25)	(24)	(22)
			0
Interest expense on lease liabilities (note 17)	(3)	(2)	(2)
Currency translation differences	0	(0)	(0)
Profit (loss) before taxes	(28)	(26)	(24)

Statement of financial position

Carrying amount of right‑of‑use asset recognised and the movements during the period, € million	Buildings and land	Equipment, furniture and similar assets	Total
As at 1 January 2023	67	2	69
Additions	31	0	31
Disposed through sales of businesses	(0)	–	(0)
Partial or full termination	(1)	0	(1)
Depreciation – profit (loss) from continuing operations	(20)	(1)	(20)
Currency translation differences	(0)	(0)	(0)
As at 31 December 2023	77	1	78

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Carrying amount of right‑of‑use asset recognised and the movements during the period, € million	Buildings and land	Equipment, furniture and similar assets	Total
As at 1 January 2022	82	1	82
Additions	4	2	6
Disposed through sales of businesses	(1)	–	(1)
Depreciation – profit (loss) from continuing operations	(18)	(1)	(19)
As at 31 December 2022 (unaudited)	67	2	69

Maturity analysis (undiscounted amounts) of lease liability as at 31 December, € million	2023	2022 (unaudited)
<3 months	5	5
3 months to 1 year	17	15
1 to 2 years	19	18
2 to 5 years	42	35
>5 years	12	9
Total	94	82

Statement of cash flows
The following amounts related to leases are recognised in the statement of cash flows:

€ million	2023	2022 (unaudited)	2021
Total cash flow from operating activities	(7)	(6)	(4)
Total cash flow from financing activities	(22)	(19)	(20)
Total	(28)	(25)	(24)
The principal portion of lease payments are classified as cash flow from financing activities. The interest portion of lease payments are classified as cash flow from operating activities together with lease payments related to short‑term and low‑value leases.

Future cash flows to which Adevinta is potentially exposed that are not reflected in the lease liability
The Group has no significant leases that have not yet commenced as at 31 December 2023.
Set out below are the potential future lease payments relating to periods following the exercise date of extension and termination options that are not included in the lease term:

€ million	Between 1 and 5 years	More than 5 years	Total
Extension options expected not to be exercised	11	61	71
Termination options expected not to be exercised	–	–	–
Total	11	61	71
Expenses related to short‑term and low value leases are expected to remain insignificant in 2024.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

NOTE 29: SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS
Policy
Cash and cash equivalents consist of bank deposits and other monetary instruments with a maturity of three months or less.

Aggregate cash flows arising from obtaining control of subsidiaries and businesses:

	2023	2022 (unaudited)	2021
Cash in acquired companies (note 10)	(0)	(0)	(66)
Acquisition cost other current assets	(0)	(0)	(448)
Acquisition cost non‑current assets	(3)	(13)	(2,819)
Aggregate acquisition cost assets	(3)	(14)	(3,334)
Liabilities assumed	–	–	1,087
Contingent consideration (note 10)	1	3	3
Acquisition of subsidiaries, gross of cash acquired	(2)	(10)	(2,243)
Cash in acquired companies (note 10)	0	0	66
Settlement of contingent consideration originated in prior periods - Pixie Pixel	(2)	–	–
Settlement of contingent consideration - Null Leasing	–	(1)	–
Settlement of contingent consideration originated in prior periods – Locasun SARL and Pilgo SAS (note 22)	–	–	(2)
Settlement of other consideration – payment of SAS SNEEP and options related to PayCar SAS (note 10 and note 22)	–	–	(2)
Acquisition of subsidiaries, net of cash acquired	(4)	(11)	(2,181)

In the year-ended 31 December 2021, in addition to cash consideration, Adevinta issued 539,994,479 shares (€9,023 million) as a consideration for the acquisition of eBay Classifieds Group (notes 10 and 24).

Proceeds from sale of subsidiaries, net of cash sold:

	2023	2022 (unaudited)	2021
Proceeds from sale of subsidiaries	70	22	316
Cash sold	(3)	(10)	(41)
Proceeds from sale of subsidiaries, net of cash sold	68	12	274

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Changes in liabilities arising from financing activities:

	2023		2022 (unaudited)			2021
€ million	Interest-bearing borrowings	Lease liabilities	Interest-bearing borrowings	Put obligations	Lease liabilities	Interest-bearing borrowings	Put obligations	Lease liabilities
Debt as at 1 January	2,193	78	2,464	2	92	1,561	2	100
Cash flows from financing activities
New interest-bearing loans and borrowings	–	–	–	–	–	1,380	–	–
Borrowings released from escrow account	–	–	–	–	–	1,060	–	–
Repayment of interest-bearing loans and borrowings (note 21.4)	(387)	–	(321)	–	–	(493)	–	–
Payment of lease liabilities (note 28)	–	(22)	–	–	(19)	–	–	(20)
Interest expense (note 17 and note 28)	81	3	74	–	2	–	0	–
Interest payment	(81)	(3)	(74)	–	(2)	–	–	–
Payment of commitment fees	(3)	–	(4)	–	–	–	–	–
Closing of escrow account	–	–	–	–	–	(1,060)	–	–
Acquired through business combinations	–	–	–	–	–	–	–	15
Disposed through sales of businesses	–	(0)	(2)	(2)	(1)	–	–	(1)
Reclassification to assets held for sale	–	–	–	–	–	–	–	(3)
Additions	–	31	–	–	6	–	–	3
Partial or full termination	–	(1)	–	–	–	–	–	(1)
Settlement	–	–	–	–	–	–	(1)	–
Foreign exchange adjustments	(11)	0	28	–	–	23	–	0
Transaction costs charged to expense related to new financing (note 17)	21	–	16	–	–	12	–	–
Transaction costs paid in advance in 2020 and reclassified to borrowings in 2021	–	–	–	–	–	(11)	–	–

	2023		2022 (unaudited)			2021
€ million	Interest-bearing borrowings	Lease liabilities	Interest-bearing borrowings	Put obligations	Lease liabilities	Interest-bearing borrowings	Put obligations	Lease liabilities

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Loan origination fees reclassified to prepayments	(1)	–	3	–	–	–	–	–
Settlement of cross‑currency interest rate swaps	(30)	–	–	–	–	(9)	–	–
Reclassification of interest expense from non-current interest payable	–	–	2	–	–	–	–	–
Debt as at 31 December	1,780	86	2,193	–	78	2,464,	2	92

The gross proceeds from the issuance in November of 2020 of Senior Secured Notes (€1,060 million) were placed as at 31 December 2020 into a segregated escrow account pledged in favour of the holders of the notes. In June 2021, immediately prior to completion of the acquisition of eBay Classifieds Group, the gross proceeds of the Notes were released from escrow (note 7).

NOTE 30: AUDITORS’ REMUNERATION
Details on the fees to the Group’s auditors for the fiscal year 2023:

€million	Audit services	Other attestation services	Tax advisory services	Other non-audit services	Total
Adevinta Group
EY (1)	3	–	–	0	3
Other auditors	0	–	0	0	0
Total	3	–	0	0	3
Adevinta ASA
EY	1	–	–	–	1

(1)    Including €500 thousand in relation to audit of special purpose financial statements required by eBay.

Details on the fees to the Group’s auditors for the fiscal year 2022:

€million (unaudited)	Audit services	Other attestation services	Tax advisory services	Other non-audit services	Total
Adevinta Group
EY	2	0	0	0	2
Other auditors	1	0	0	0	1
Total	3	0	0	0	3
Adevinta ASA
EY	0	0	0	0	0

Details on the fees to the Group’s auditors for the fiscal year 2021:

€million	Audit services	Other attestation services	Tax advisory services	Other non-audit services	Total
Adevinta Group
EY	2	0	0	0	2

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Other auditors	0	0	0	0	0
Total	2	0	0	0	2
Adevinta ASA
EY	0	0	0	0	0

NOTE 31: OWNERSHIP

Subsidiaries	Country of incorporation	% holding
Editora Balcão Ltda	Brazil	100.0%
Adevinta France SASU	France	100.0%
SCM Local SASU	France	100.0%
LBC France SASU	France	100.0%
Locasun SASU	France	100.0%
Adevinta Product & Tech France SASU	France	100.0%
SAS SNEEP	France	100.0%
MBDE GmbH	Germany	100.0%
Oak Germany Buyer GmbH	Germany	100.0%
Mobile.de GmbH	Germany	100.0%
Kleinanzeigen.de GmbH	Germany	100.0%
Adevinta Classified Media Ireland Ltd	Ireland	100.0%
Distilled Ltd	Ireland	50.0%
Distilled Shared Services Ltd	Ireland	50.0%
Distilled Nominees Ltd	Ireland	50.0%
Distilled Financial Services Ltd	Ireland	50.0%
Daft Media Ltd	Ireland	50.0%
Adverts Marketplace Ltd	Ireland	50.0%
Done Deal Ltd	Ireland	50.0%

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Subsidiaries	Country of incorporation	% holding
Subito.it S.r.l	Italy	100.0%
IM S.r.l.	Italy	100.0%
InfoJobs Italia S.r.l.	Italy	100.0%
Automobile.it S.r.l.	Italy	100.0%
Vivanuncios Classifieds Mexico, S. de R.L. De C.V.	Mexico	100.0%
Adevinta Oak Holdings B.V.	Netherlands	100.0%
Adevinta Netherlands NV	Netherlands	100.0%
Hebdo Mag Brazil Holdings BV	Netherlands	100.0%
SnT Netherlands BV	Netherlands	100.0%
Marktplaats BV	Netherlands	100.0%
Marktplaats Bemiddeling BV	Netherlands	100.0%
Adevinta Ventures BV	Netherlands	100.0%
Adevinta NV	Netherlands	100.0%
Adevinta Finance AS	Norway	100.0%
SnT Classified ANS	Norway	100.0%
Marketplaces Austria Holding AS	Norway	100.0%
Adevinta Products & Technology SLU	Spain	100.0%
Adevinta Information Services SLU	Spain	100.0%
Adevinta Holdco Spain SLU	Spain	100.0%
Adevinta Iberica SLU	Spain	100.0%
Locasun Spain SLU	Spain	100.0%
Adevinta Spain SLU	Spain	100.0%
Inmoweb SLU	Spain	100.0%
Witei Solutions SLU	Spain	100.0%
Adevinta Ventures AB	Sweden	100.0%
Adevinta Growth Partner AB	Sweden	100.0%
Adevinta Products & Technology UK Limited	United Kingdom	100.0%
Adevinta UK Ltd	United Kingdom	100.0%
Gumtree IP ROW Holding Ltd	United Kingdom	100.0%
Kijiji Canada Ltd	Canada	100.0%
Kijiji Classifieds, LLC	USA	100.0%
alaMaula Argentina S.R.L.	Argentina	100.0%
2ememain Belgium BVBA	Belgium	100.0%
Gumtree Software Engineering (Shanghai) Co, Limited	China	100.0%

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023

Joint ventures	Country of incorporation	% holding
Willhaben internet service GmbH & Co KG	Austria	50.0%
Car4You GmbH	Austria	50.0%
Willhaben internet service GmbH	Austria	50.0%
Autopro24 Datenmanagement GmbH	Austria	50.0%
Bom Negócio Atividades de Internet Ltda	Brazil	50.0%
ZAP Internet Ltda	Brazil	50.0%
Vivareal Internet Ltda.	Brazil	50.0%
Geoimóvel Tecnologia e informaçao imobiliaria Ltda.	Brazil	50.0%
ZAP + Suahouse Tecnologia e Gestão imobiliária Ltda.	Brazil	50.0%
DataZap S.A. Intellgencia imobiliaria	Brazil	50.0%
Infoprop Brasil Technologia Ltda	Brazil	50.0%
OLX Pay Instituição de Pagamento Ltda	Brazil	50.0%
OLX Participaçoes Ltda	Brazil	50.0%
Altimus Desenvolvimento de Software Ltda	Brazil	50.0%
Silver Brazil JVCO BV	Netherlands	50.0%

Associate companies	Country of incorporation	% holding
Younited SA	France	7.6%
703 Search BV	Netherlands	31.5%

NOTE 32: EVENTS AFTER THE BALANCE SHEETS DATE AND OTHER INFORMATION
Voluntary offer to acquire all issued and outstanding ordinary Class A shares in Adevinta ASA
On 21 November 2023, a voluntary offer (the “Offer”) was announced by Aurelia Bidco Norway AS (the “Offeror”) to acquire all issued and outstanding ordinary A shares in Adevinta. The offer period under the Offer expired on 9 February 2024. The Offer was, pursuant to stock exchange announcements on 12 and 22 February 2024, announced as accepted for a total of 238,577,833 Adevinta shares, which, taken together with the 885,909,719 Adevinta shares (incl. the class B shares) to which the Offeror is conditionally entitled, equals approximately 94.8% of the total issued and outstanding share capital and voting rights in Adevinta on a fully diluted basis, thus fulfilling the closing condition in the Offer relating to “minimum acceptance”.
On 24 April 2024 the Offeror announced, amongst other things, the receipt of all required regulatory approvals as set out in the Offer document, and that settlement of the Offer is expected to be made to shareholders having accepted the Offer on 29 May 2024 (the “Settlement date”). Settlement of the Offer will, subject to applicable law, remain subject to the following Closing Conditions (as defined in the Offer document): "Ordinary conduct of business", "No material breach", "No legal action" and "No Material Adverse Change", until settlement of the Offer. For further information on the Offer, visit: www.abgsc.com.
An Extraordinary General Meeting in Adevinta ASA was held on 16 May 2024. All agenda items were adopted including the amendment of the Company’s Articles of Association, changes in the composition of the Board of Directors subject to and with effect from the settlement date of the Offer and remuneration to the members of the Board of Directors who resign with effect from the settlement date. The minutes from the Extraordinary General Meeting are available on www.adevinta.com.
On 17 May 2024 Adevinta ASA announced the issuance of notices of redemption (the "Redemption") for all of its outstanding € 660 million aggregate principal amount 2.625% Senior Secured Notes due 2025 (the "2025 Notes") and € 400 million aggregate principal amount 3% Senior Secured Notes due 2027 (the "2027

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2023
Notes" and, together with the 2025 Notes, the "Notes"). As specified in the notices of Redemption, the 2025 Notes will be redeemed in full at a redemption price equal to 100.65625% of the principal amount, plus accrued and unpaid interest, and the 2027 Notes will be redeemed in full at a redemption price equal to 101.5% of the principal amount, plus accrued and unpaid interest. The redemption of the Notes is subject to conditions as described in the redemption notices. Subject to the redemption conditions the redemption will take place in connection with the settlement of the Offer.
On 21 May 2024 Adevinta issued prepayment and cancellation notices for all of its outstanding notional amount of the Company's € 728 million Senior Secured Facilities plus accrued interest. The prepayment and cancellation of the Senior Secured Facilities is subject to conditions as described in the prepayment and cancellation notices. Subject to the prepayment and cancellation conditions the prepayment and cancellation will take place in connection with the settlement of the Offer.
The Redemption of the Senior Secured Notes and the prepayment and cancellation of the Senior Secured Facilities would result in an estimated expense of € 50 million recognised in Q2 2024 related to the difference between the redemption price and the principal amount and unamortised loan origination fees (paid when the financing was established) partially offset by accumulated gain on USD cross-currency interest rate swap recycled to profit and loss.

Other than the matters described above, no further matters have arisen since 31 December 2023 which have significantly affected or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in future financial periods.